                                                                   EXHIBIT 10.26

                                                                  EXECUTION COPY

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                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               THCI COMPANY, LLC,
                             THCI OF CALIFORNIA, LLC
                         THCI OF MASSACHUSETTS, LLC AND
                       THCI MORTGAGE HOLDING COMPANY, LLC

                                    AS SELLER

                                       AND

                         MPT OPERATING PARTNERSHIP, L.P.

                                  AS PURCHASER

                            DATED AS OF MAY 20, 2004

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
                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE I DEFINITIONS............................................................     1
   1.1   Definitions.............................................................     1
   1.2   Interpretation..........................................................     7

ARTICLE II PURCHASE AND SALE.....................................................     8
   2.1   Purchase and Sale.......................................................     8
   2.2   Closing; Closing Date; Closing in Respect of Eligible Facilities........     8
   2.3   Purchase Price..........................................................     9
   2.4   Earnest Money...........................................................     9
   2.5   Payment of Purchase Price...............................................    10
   2.6   Allocation of Purchase Price............................................    10
   2.7   Pre-Closing Net Assets Purchase Price Adjustment........................    10
   2.8   Post-Closing Net Assets Purchase Price Adjustment.......................    10
   2.9   Excluded Assets.........................................................    12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.............................    12
   3.1   Organization and Authority of Seller and the Acquired Subsidiaries......    12
   3.2   No Conflicts............................................................    12
   3.3   Acquired Subsidiaries...................................................    13
   3.4   Permits and Licenses....................................................    14
   3.5   Qualification...........................................................    14
   3.6   Consents and Approvals..................................................    15
   3.7   Material Contracts......................................................    15
   3.8   Environmental Laws......................................................    15
   3.9   Compliance with Laws....................................................    16
   3.10  No Litigation...........................................................    16
   3.11  Bargaining Agreements...................................................    17
   3.12  Employees, Employee Relations and Employee Benefit Plans................    17
   3.13  Accreditation; Medicare and Medicaid; Third Party Payor Reimbursement...    18
   3.14  Taxes...................................................................    20
   3.15  Financial Statements....................................................    21
   3.16  Property................................................................    21
   3.17  Insurance...............................................................    23
   3.18  Brokers.................................................................    23
   3.19  Absence of Changes......................................................    23
   3.20  Records.................................................................    24
   3.21  Accounts Receivable.....................................................    25
   3.22  No Undisclosed Liabilities..............................................    25
   3.23  Disclaimer Regarding Data, Estimates and Projections....................    25
   3.24  Exclusivity of Representations..........................................    25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................    26
   4.1   Organization and Authority of Purchaser.................................    26
   4.2   No Conflict.............................................................    26
   4.3   Litigation..............................................................    27

   4.4   Brokers.................................................................    27
   4.5   Purchase for Investment.................................................    27
   4.6   Financial Ability.......................................................    27
   4.7   Compliance with Laws....................................................    27
   4.8   Intention to Qualify as a Real Estate Investment Trust..................    27

ARTICLE V COVENANTS OF SELLER....................................................    28
   5.1   Regular Course of Business..............................................    28
   5.2   Full Access and Disclosure..............................................    29
   5.3   Confidentiality.........................................................    31
   5.4   No Shop.................................................................    31
   5.5   Employees...............................................................    31
   5.6   Management Agreements...................................................    31
   5.7   Risk of Loss............................................................    31
   5.8   Seller Covenant Not to Compete..........................................    33

ARTICLE VI COVENANTS OF PURCHASER................................................    34
   6.1   Confidentiality.........................................................    34
   6.2   Compliance with Laws....................................................    34
   6.3   Employees...............................................................    34
   6.4   Non-Solicitation of Employees...........................................    35
   6.5   Preservation and Access to Records Post Closing.........................    35
   6.6   Operations Transfer Agreements..........................................    36
   6.7   Title Reports; Real Property Surveys; Liens Searches....................    36

ARTICLE VII OTHER COVENANTS AND AGREEMENTS.......................................    36
   7.1   Property Condition and Licensing Matters................................    36
   7.2   Publicity...............................................................    37
   7.3   Further Assurances......................................................    37
   7.4   Regulatory and Other Authorizations; Consents...........................    37
   7.5   Notice of Change of Ownership...........................................    39
   7.6   Transfer Taxes..........................................................    39
   7.7   Amendment of Schedules..................................................    39
   7.8   Certain Transition Matters..............................................    39

ARTICLE VIII SURVIVAL AND INDEMNIFICATION........................................    40
   8.1   Survival; Exclusivity of Representations................................    40
   8.2   Agreement to Defend.....................................................    41
   8.3   Indemnification by Seller...............................................    41
   8.4   Indemnification by Purchaser............................................    42
   8.5   Notification and Defense of Claims......................................    42
   8.6   Calculation of Indemnity Payments.......................................    44
   8.7   Tax Treatment of Indemnification........................................    44
   8.8   Indemnification Amounts.................................................    44
   8.9   Nature of Damages.......................................................    45
   8.10  Exclusive Remedies......................................................    45
   8.11  No Double Recovery......................................................    45
   8.12  Subrogation.............................................................    45

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF PURCHASER............................    46
   9.1   Representations and Warranties; Covenants...............................    46
   9.2   Consents and Approvals..................................................    46
   9.3   No Order................................................................    46
   9.4   HSR Act.................................................................    46
   9.5   Closing Deliveries......................................................    47
   9.6   Material Adverse Effect.................................................    47
   9.7   Good Standing Certificates..............................................    47
   9.8   Due Diligence; Board Approval...........................................    47

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF SELLER................................    47
   10.1  Representations and Warranties; Covenants...............................    47
   10.2  No Order................................................................    47
   10.3  HSR Act.................................................................    47
   10.4  Consents and Approvals..................................................    47
   10.5  Closing Deliveries; Purchase Price......................................    48

ARTICLE XI CLOSING...............................................................    48
   11.1  Closing Deliveries By Seller............................................    48
   11.2  Closing Deliveries By Purchaser.........................................    49
   11.3  Patient Funds; Advance Payments.........................................    49
   11.4  Expenses................................................................    50

ARTICLE XII TERMINATION AND ABANDONMENT; REMEDIES................................    50
   12.1  Method of Termination...................................................    50
   12.2  Procedure Upon Termination..............................................    51

ARTICLE XIII MISCELLANEOUS PROVISIONS............................................    52
   13.1  Amendment and Modification..............................................    52
   13.2  Waiver of Compliance; Consent...........................................    52
   13.3  Notices.................................................................    52
   13.4  Attorney's Fees.........................................................    53
   13.5  Assignment..............................................................    53
   13.6  Governing Law...........................................................    54
   13.7  Jurisdiction............................................................    54
   13.8  Counterparts............................................................    54
   13.9  Headings................................................................    54
   13.10 Severability............................................................    54
   13.11 No Third-Party Beneficiaries............................................    54
   13.12 THCI as Representative of THCI California and Mortgage LLC for
         Certain Purposes........................................................    55
   13.13 Entire Agreement........................................................    55
   13.14 Schedules...............................................................    55
   13.15 Time of Essence.........................................................    55

SCHEDULES
---------
Schedule 1.1(a)    Acquired Subsidiaries
Schedule 1.1(b)    Operation Transfer Agreements
Schedule 1.1(c)    Net Assets Capital Statement
Schedule 1.1(d)    Existing Liens
Schedule 2.6       Allocation of Purchase Price
Schedule 2.9       Excluded Assets
Schedule 3.2(a)    No Conflicts
Schedule 3.2(b)    Seller Consents (Contractual)
Schedule 3.3(b)    Acquired Subsidiary Interests
Schedule 3.3(d)    Voting Agreements
Schedule 3.4       Permits
Schedule 3.6       Seller Consents (Governmental)
Schedule 3.7       Material Contracts
Schedule 3.8       Environmental
Schedule 3.10      Litigation
Schedule 3.12(a)   Employee Benefit Plans
Schedule 3.12(f)   Certain Matters Relating to Employees
Schedule 3.12(g)   Organized Labor Disputes
Schedule 3.13(b)   Restrictions on Provider Agreements; Compliance with Conditions of Participation; OIG Investigations; Uncorrected Deficiencies
Schedule 3.13(c)   Private Programs
Schedule 3.13(d)   Accuracy of Cost Reports; Compliance with Cost Report
                   Obligations; Written Notices of Disputes
Schedule 3.15      Financial Statements
Schedule 3.16(a)   Real Property
Schedule 3.16(b)   Leases
Schedule 3.16(c)   Exceptions to Good Title
Schedule 3.16(e)   Intellectual Property and Exceptions to Good Title to
                   Intellectual Property
Schedule 3.16(f)   Public Taking
Schedule 3.17      Insurance
Schedule 3.19      Absence of Certain Changes
Schedule 4.2(b)    Consents (Contractual)
Schedule 4.2(c)    Purchaser Consents (Governmental)
Schedule 5.6       Management Agreements
Schedule 6.6       Issues Relating to Operations Transfer Agreements
Schedule 9.2       Consents and Approvals

EXHIBITS
--------
Exhibit A   Facilities
Exhibit B   Form of Assignment and Assumption Agreement
Exhibit C   Form of Certificate of Purchaser

                               PURCHASE AGREEMENT

          THIS PURCHASE AGREEMENT (this "Agreement"), dated as of the 20th day of May, 2004 (the "Execution Date"), is made and entered into by and between THCI Company, LLC, a Delaware limited liability company ("THCI"), THCI of California, LLC, a Delaware limited liability company ("THCI California"), THCI of Massachusetts, LLC, a Delaware limited liability company ("THCI Massachusetts"), and THCI Mortgage Holding Company, LLC, a Delaware limited liability company ("Mortgage LLC") (collectively "Seller"), and MPT Operating Partnership, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS

          A. The Acquired Subsidiaries (as hereinafter defined) operate certain long term acute care and rehabilitation hospitals described on Exhibit A (the "Facilities") and own or lease the real property and appurtenances thereto on which the Facilities are located. Each Facility is licensed for the number of beds described on Exhibit A.

          B. Seller desires to sell and transfer to Purchaser the Acquired Subsidiary Interests (as hereinafter defined), and Purchaser desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

          l.l Definitions.

          "Acquired Subsidiaries" means the limited liability companies and limited partnerships set forth on Schedule l.l(a).

          "Acquired Subsidiary Interests" means all of the ownership interests in the Acquired Subsidiaries as further detailed on Schedule 3.3(b).

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

          "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

          "Allocated Price" means that portion of the Purchase Price allocated to the Acquired Subsidiary Interests of an Acquired Subsidiary pursuant to
Section 2.6.

          "Arbitration Accountant" means an accounting firm to be mutually agreed. If the parties shall fail to agree then each shall name one firm which together shall select the Arbitration Accountant.

          "Business" means the business of operating any (i) long-term acute care hospital or (ii) acute in-patient rehabilitation facility. For greater certainty, "Business" shall not include the operation of any skilled nursing facility, assisted living facility or providing ancillary services (but not management services or rehabilitation services) to hospitals operated by Persons who are not Affiliates of Seller.

          "Business Days" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law or executive order to be closed in New York.

          "Casualty" shall mean any damage to or destruction of any Facility or any portion thereof caused by fire or other casualty, whether or not insured.

          "Closing" has the meaning set forth in Section 2.1.

          "Closing Date" has the meaning set forth in Section 2.2.

          "Closing Net Assets Amount" has the meaning set forth in Section
2.8(a).

          "Closing Net Assets Statement" has the meaning set forth in Section 2.8(a).

          "Code" means the Internal Revenue Code of 1986, as amended through the date hereof, and the rules and regulations promulgated thereunder.

          "Confidentiality Agreement" has the meaning set forth in Section 5.3.

          "Deposit" has the meaning set forth in Section 2.4.

          "Eligible Acquired Subsidiary Interests" has the meaning set forth in
Section 2.2(b).

          "Eligible Facilities" has the meaning set forth in Section 2.2(b).

          "Employee Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, other than any multiemployer plan within the meaning of
Section 3(37) of ERISA ("Multiemployer Plan") as to which any of the Acquired Subsidiaries has, or in the future may have, any material liability.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended,

          "Equipment Fees" has the meaning set forth in Section 7.8(b).

          "Escrow Agent" has the meaning set forth in Section 2.4.

          "Excluded Assets" has the meaning set forth in Section 2.9.

          "Excluded Interests" has the meaning set forth in Section 5.7(b).

          "Execution Date" has the meaning set forth in the introductory paragraph of this Agreement.

          "Facilities" has the meaning set forth in Recital A.

          "Financial Statements" has the meaning set forth in Section 3.15.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time and applied consistently throughout the periods involved.

          "Governing Documents" means, with respect to any Person, such Person's charter, articles or certificate of incorporation, formation or organization, bylaws, limited partnership agreement, limited liability company agreement or other similar organizational documents or instruments which establish the rules, procedures and rights with respect to such Person's governance, in each case as amended, restated, supplemented and/or modified and in effect as of the relevant date.

          "Government Programs" has the meaning set forth in Section 3.13(b).

          "Governmental Authority" means a domestic or foreign national, federal, state, provincial or local government, legislature, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity, or other similar recognized governmental organization or body exercising similar powers or authority.

          "HIPAA" has the meaning set forth in Section 6.5.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Party" has the meaning set forth in Section 8.5(a).

          "Indemnifying Party" has the meaning set forth in Section 8.5(a).

          "Insurance Policies" has the meaning set forth in Section 3.17.

          "Intellectual Property" means all patents, trademarks, trade names, business names (and including all names associated with specialty programs or services operated by the Acquired Subsidiaries), service marks, logos, trade secrets, copyrights and all applications and registrations therefor and licenses thereof used by the Acquired Subsidiaries with respect to the operation of the Facilities, including, without limitation, the names of the Facilities set forth on Exhibit A-1.

          "JCAHO" has the meaning set forth in Section 3.13(a).

          "Law" means any federal, state, county, provincial, local or foreign statute, law, rule, regulation, ordinance, treaty, code or order of any governmental or quasi-governmental entity.

          "Lessor" has the meaning set forth in Section 10.4.

          "Lessor Option" has the meaning set forth in Section 10.4.

          "Lien" means any security interest, mortgage, pledge, lien, easement, or other similar restriction, charge or encumbrance.

          "Lien Searches" has the meaning set forth in Section 6.7.

          "Losses" has the meaning set forth in Section 8.3.

          "Material Adverse Effect" means any effect (i) that could materially impair or delay the ability of Seller to consummate the transactions contemplated hereby or (ii) that is materially adverse to the financial condition, business, results of operations, properties or assets of the Acquired Subsidiaries, taken as a whole (except as otherwise expressly provided in the final two sentences of this definition), except that events, circumstances, changes, developments, impairments or conditions resulting from (A) events, changes, developments, conditions or circumstances in worldwide, national or local conditions or circumstances (political, economic, regulatory or otherwise) or in the industry in which the Facilities operate, (B) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (C) the announcement of this Agreement and the transactions contemplated hereby, (D) any change in law or accounting principles, or (E) any action or omission of Seller taken with the prior written consent of Purchaser, in each case of clauses (A) through (E), shall not constitute a Material Adverse Effect. When used in Article IV, "Material Adverse Effect" means any effect that could materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby. If the provisions of Section 2.2(b) are invoked, for purposes of Article IX, Material Adverse Effect shall be assessed with reference to the Acquired Subsidiaries to be transferred on the applicable Closing Date and all other Acquired Subsidiaries acquired pursuant to this Agreement prior to such Closing Date, taken as a whole. If the provisions of Section 2.2(b) are invoked, for purposes of Article VIII, Material Adverse Effect shall be assessed with reference to all Acquired Subsidiaries that are transferred pursuant to this Agreement, whether transferred prior to or after the assertion of any claim for indemnification under Article VIII, and any adjudication of whether any effect constitutes a Material Adverse Effect will be suspended until the earlier of (i) the acquisition under this Agreement of all Acquired Subsidiaries or (ii) the last day upon which any Acquired Subsidiary may be transferred under this Agreement.

          "Material Contracts" has the meaning set forth in Section 3.7.

          "Medicaid" means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

          "Medicaid Obligations" means (a) any fees, fines, penalties or civil monetary penalties that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries participation in Medicaid; (b) Medicaid overpayments or any other financial obligations arising from any adjustments or reductions in Medicaid reimbursement that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries' participation in Medicaid; or (c) all other monetary and non-monetary obligations, sanctions, remedies or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries' participation in Medicaid.

          "Medicare" means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

          "Medicare Obligations" means (i) any fees, fines, penalties or civil monetary penalties that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries' participation in Medicare; (ii) Medicare overpayments or any other financial obligations arising from any adjustments or reductions in Medicare reimbursement that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries' participation in Medicare; or (iii) all other monetary or non-monetary obligations, sanctions, remedies or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from Seller's or the Acquired Subsidiaries' participation in Medicare.

          "NA Objection Notice" has the meaning set forth in Section 2.8(c).

          "Net Assets Amount" of an Acquired Subsidiary means, at any date, all assets of the Acquired Subsidiary, excluding fixed assets, minus all liabilities of the Acquired Subsidiaries, excluding current and long term debt, in each case, calculated in accordance with GAAP, but in any event consistent with the statements of net assets as of March 31, 2004 annexed hereto as Schedule l.1(c), which have been prepared in accordance with GAAP with respect to the accounts included therein (collectively, the "Base Net Assets Statement"). The parties have reviewed the Base Net Assets Statement and hereby acknowledge and agree that such Base Net Assets Statement has been calculated in accordance with GAAP.

          "OIG" means the Office of Inspector General for the Department of Health and Human Services.

          "Operations Transfer Agreements" means the agreements set forth on
Schedule 1.1(b).

          "Order" means any judgment, writ, or order of any nature issued by any Governmental Authority.

          "OTA Effective Date" means the effective date of the applicable Operations Transfer Agreement.

          "Permits" has the meaning set forth in Section 3.4(a).

          "Permitted Liens" means (i) assessments and other governmental charges not yet delinquent, (ii) matters disclosed in the Title Reports; (iii) matters disclosed on any Real Property Survey, (iv) Liens relating to equipment leases disclosed on Schedule 3.7 (or not disclosed on Schedule 3.7 because not required to be disclosed thereon), (v) the matters disclosed in the title reports and surveys made available by Seller to Purchaser prior to the execution of this Agreement, (vi) any existing Liens set forth on Schedule l.l(d) which Seller shall cause to be eliminated prior to the Closing, and (vii) any Liens disclosed in the Lien Searches.

          "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          "Preliminary Closing Net Assets Statement" has the meaning set forth in Section 2.7.

          "Private Programs" has the meaning set forth in Section 3.13(c).

          "Purchase Price" has the meaning set forth in Section 2.3.

          "Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

          "Purchaser Approval" has the meaning set forth in Section 4.1.

          "Purchaser Documents" has the meaning set forth in Section 4.1.

          "Purchaser Indemnified Parties" has the meaning set forth in Section 8.3.

          "Purchaser's Knowledge" means the actual knowledge (without independent investigation) of any of Edward K. Aldag Jr., Richard S. Hamner, and Emmett E. McLean.

          "Real Property" has the meaning set forth in Section 3.16(a).

          "Real Property Surveys" has the meaning set forth in Section 6.7.

          "Related Acquired Subsidiary Interests" means, with respect to a Facility, the Acquired Subsidiary Interests of (i) the Acquired Subsidiary that is the operator of such Facility or the pharmacy provider to such Facility and
(ii) the Acquired Subsidiary that is the owner or lessee, as the case may be, of the Real Property on which such Facility is located.

          "Seller" has the meaning set forth in introductory paragraph to this Agreement.

          "Seller Documents" has the meaning set forth in Section 3.1.

          "Seller Employees" has the meaning set forth in Section 3.12(f).

          "Seller Indemnified Parties" has the meaning set forth in Section 8.4.

          "Seller's Knowledge" means the actual knowledge (without independent investigation) of any of Warren Cole, Michele Torzilli, Michael Sherman or Kevin Breslin.

          "Substantial Casualty" shall have the meaning set forth in Section 5.7(a).

          "Substantial Taking" shall have the meaning set forth in Section
5.7(b).

          "Taking" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

          "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

          "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          "Tenant Estoppel Certificate" means a tenant estoppel certificate with respect to the tenant at the Marlton Facility, HBA Management Inc.

          "Third Party Claim" has the meaning set forth in Section 8.5(b).

          "Title Reports" has the meaning set forth in Section 6.7.

          "Transferred Employees" has the meaning set forth in Section 6.3(a).

          "Transition Equipment" has the meaning set forth in Section 7.8(a).

          "Transition Term" has the meaning set forth in Section 7.8(a).

          1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. References to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement, unless otherwise indicated. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article or Section of, or Exhibit or Schedule to, this Agreement.

                                   ARTICLE II
                               PURCHASE AND SALE

          2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller at the closing of the purchase and sale pursuant to this Agreement (the "Closing") all right, title and interest in and to the Acquired Subsidiary Interests.

          2.2 Closing; Closing Date; Closing in Respect of Eligible Facilities.

               (a) The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, 1285 Avenue of the Americas, New York, NY 10019 at 10:00 a.m. local time on June 30, 2004, and/or at such other place or at such other time or date as Seller and Purchaser may mutually agree upon in writing (each day on which any Closing occurs being the "Closing Date").

               (b) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that if, as of the Closing Date, the conditions set forth in Article IX and Article X (other than those that by their nature are to be satisfied at Closing) shall have been satisfied with respect to less than all of the Facilities (the Facilities in respect of which such conditions have been satisfied, "Eligible Facilities"), Seller shall have the option, subject to the exceptions below with respect to the Selected Properties (as hereinafter defined) (the "Option"), exercisable in its sole discretion, upon written notice to Purchaser to require Purchaser to proceed with the Closing on the Closing Date with respect to such Eligible Facilities and the Related Acquired Subsidiary Interests (the "Eligible Acquired Subsidiary Interests"), in which case, this Agreement shall be deemed modified with respect to the following provisions only: (i) the Purchase Price payable at the Closing shall be equal to the Allocated Price of the Eligible Acquired Subsidiary Interests and (ii) all references to "Closing" and "Closing Date", for all purposes of this Agreement including the provisions of Article VIII hereof, shall mean the Closing and Closing Date at or on which the transfer of the applicable Acquired Subsidiary occurs or is deemed to have occurred; provided, however, that Seller's election to proceed with the Closing with respect to the Eligible Acquired Subsidiary Interests shall in no way affect the obligations of the parties under this Agreement with respect to any Acquired Subsidiary Interest that is not an Eligible Acquired Subsidiary Interest, which obligations will remain in full force and effect, including, without limitation, the obligation of Purchaser to purchase any such Acquired Subsidiary Interests in accordance with the terms hereof. Without limiting the generality of this Section 2.2(b), if the provisions of this Section 2.2(b) are invoked, the provisions of this Section 2.2(b) shall also apply pari passu to any remaining Facilities that are not Eligible Facilities as of the Closing Date and Seller shall have the right to require Purchaser to proceed with the Closing with respect to each remaining Facility which subsequently becomes an Eligible Facility and the Related Acquired Subsidiary Interests at such time as any such remaining Facility becomes an Eligible Facility. Notwithstanding the foregoing, Seller shall not be entitled to exercise the Option with respect to any Selected Property unless (y) such Option is also exercised with respect to at least one
(1) Facility (and the Related Acquired Subsidiary Interests) that is not a Selected Property or (z) prior to Seller's exercise of the Option Seller shall have transferred to Purchaser at least one Facility (and the Related Acquired Subsidiary Interests) that is not a Selected Property. "Selected Property" means the Facilities located in Thornton, Colorado or Kentfield, California (and, in each case, the Related Acquired Subsidiary Interests).

          2.3 Purchase Price. The purchase price for the Acquired Subsidiary Interests shall be One Hundred Fifty Million Dollars ($150,000,000.00) (the "Purchase Price"), subject to adjustment as set forth in Section 2.8.

          2.4 Earnest Money. Upon execution, of this Agreement, Purchaser shall deliver to Royal Abstract Title Insurance Company (the "Escrow Agent") at its New York office (pursuant to its standard form escrow agreement reasonably acceptable to Purchaser and Seller) an earnest money deposit in the amount of Fifteen Million Dollars ($15,000,000) (the "Deposit"). The Deposit shall be held in an interest bearing account. Any accrued interest shall be deemed to form part of the Deposit. The escrow agreement will provide, among other things, that
(i) if the transactions contemplated under this Agreement close as provided herein, a portion of the Deposit equal to $15,000,000 multiplied by a fraction, the numerator of which is the Allocated Price of the Eligible Acquired Subsidiary Interests being transferred at the respective Closing and the denominator of which is $150,000,000, plus any interest earned on the portion being so applied, shall be delivered to THCI, or THCI's designee, at the Closing and shall be applied against the Purchase Price being paid at such Closing as set forth in Section 2.5; (ii) if that the transactions contemplated under this Agreement are terminated by Purchaser or Seller as set forth in Section 12.1(a) or Section 12.1(b), by Purchaser under Sections 12.1(c) or Section 12.l(e), or by Seller under Section 12.1(f) or Section 12.1(g), then, upon such termination, the remaining balance of the Deposit plus any interest earned thereon shall be returned to Purchaser; (iii) if one or more of the conditions set forth in
Article IX of this Agreement is or becomes impossible to be satisfied and Purchaser (and Purchaser's permitted assignee) is not in breach of its obligations under this Agreement, then, upon termination by Purchaser, the remaining balance of the Deposit plus any interest earned thereon shall be returned to Purchaser; (iv) if the obligations of the parties with respect to the Marlton Facility shall have been terminated as provided under clause (x) of
Section 10.4(i) then, upon such termination, a portion of the Deposit equal to $15,000,000 multiplied by a fraction, the numerator of which is the Allocated Price of the Marlton Facility Related Acquired Subsidiary Interest and the denominator of which is $150,000,000, shall be returned to Purchaser, and (v) if the transactions contemplated under this Agreement are terminated by Seller as set forth in Section 12.1(d) then, upon such termination, the remaining balance of the Deposit plus any interest earned thereon shall be released to THCI. The parties shall execute joint instructions to the Escrow Agent to effectuate the foregoing.

          2.5 Payment of Purchase Price. At any Closing, Purchaser shall pay to THCI, for its own account and the accounts of THCI California, THCI Massachusetts and Mortgage LLC, an amount equal to the Purchase Price (or the Allocated Price of the Eligible Acquired Subsidiary Interests being transferred at such Closing), as adjusted pursuant to Section 2.7, less the portion of the Deposit being applied under Section 2.4 at such Closing, by wire transfer of immediately available funds to accounts designated in writing by THCI, it being agreed that at the Closing the Deposit shall be delivered to THCI, for its own account and the accounts of THCI California and Mortgage LLC, and applied towards the Purchase Price.

          2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Subsidiary Interests (and among the assets of the Acquired Subsidiaries deemed acquired by Purchaser for federal income tax purposes) as of the Closing Date, as set forth on Schedule 2.6. Any subsequent adjustments to the Purchase Price shall be reflected in the allocation as mutually agreed by Purchaser and Seller in a manner consistent with the allocations set forth on Schedule 2.6 and Section 1060 of the Code. For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including in accordance with such allocation, and not to take any position inconsistent with such allocation in any Tax return, in any refund claim, in any litigation or otherwise, except as may be required by law.

          2.7 Pre-Closing Net Assets Purchase Price Adjustment. On or before any Closing Date, THCI shall deliver to Purchaser a statement setting forth the estimated Net Assets Amount as of the end of the most recent month for which such calculation is available (the "Preliminary Closing Net Assets Statement"), which if as of a date other than March 31, 2004 shall be prepared by THCI in a manner consistent with the Base Net Assets Statement. Upon delivery of the Preliminary Closing Net Assets Statement, the Purchase Price payable at such Closing shall be increased by an amount equal to the Net Assets Amount as reflected on the respective Preliminary Closing Net Assets Statement. If the provisions of Section 2.2(b) are invoked, the adjustments under this Section 2.7 shall be made separately respecting such Acquired Subsidiaries as have been transferred.

          2.8 Post-Closing Net Assets Purchase Price Adjustment.

               (a) As soon as practicable, but in no event later than thirty
(30) days following any Closing, Purchaser shall in good faith prepare and deliver to THCI a statement (the "Closing Net Assets Statement") of the Net Assets Amount as of the close of business on the Closing Date (the "Closing Net Assets Amount"), which shall be prepared and valued in a manner consistent with the method of valuation used in preparing the Base Net Assets Statement. If the provisions of Section 2.2(b) are invoked, the adjustments under this Section 2.8 shall be made separately respecting such Acquired Subsidiaries as have been transferred.

               (b) At all times prior to the date on which there is a final determination of the Closing Net Assets Amount pursuant to Section 2.8(c) or
Section 2.8(d), Seller and Purchaser shall provide each other and their respective accountants and counsel reasonable access during normal business hours to their books and records and (subject to the execution of customary confidentiality, exculpation and indemnification agreements) work papers with respect to the Acquired Subsidiaries and permit each other to make copies of relevant portions thereof and provide to each other access to one another's respective accountants.

               (c) If THCI disagrees with Purchaser's determination of the Closing Net Assets Amount, THCI shall deliver to Purchaser, within fifteen (15) Business Days after the delivery by Purchaser of the Closing Net Assets Statement as set forth in Section 2.8(a), a written notice (the "NA Objection Notice") which sets forth (1) the nature of, and basis for, THCI's dispute with the Closing Net Assets Statement and (2) THCI's draft determination of the Closing Net Assets Amount based upon the same method of valuation used in the preparation of the Base Net Assets Statement, together with any authority or documentation supporting its position. In the event that no such NA Objection Notice is timely received by Purchaser, Purchaser's determination of the Closing Net Assets Amount shall be deemed to be final.

               (d) If a NA Objection Notice is timely delivered to Purchaser, Purchaser and THCI shall promptly meet thereafter and attempt to resolve the dispute in good faith. In the event that a NA Objection Notice is timely delivered to Purchaser and the parties are unable to resolve the disagreement specified in the NA Objection Notice within twenty (20) Business Days after the receipt thereof by Purchaser, the disagreement (which shall be limited to the remaining differences in respect of the matters set forth in the NA Objection Notice) may be submitted by either THCI or Purchaser, upon three (3) Business Days' notice to the other party, to the Arbitration Accountant. The Arbitration Accountant shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the respective positions of Purchaser and THCI. The Arbitration Accountant shall (subject to the execution of customary confidentiality, exculpation and indemnification agreements) have the right to review all books and records, work papers and other accounting records of Purchaser and Seller that it deems relevant to the determination of the Closing Net Assets Amount. The Arbitration Accountant shall render its determination only with respect to the remaining differences so submitted and based on the same method of valuation used in the preparation of the Base Closing Net Assets Statement within fifteen (15) Business Days of submission of the disagreement by Purchaser or THCI. The Arbitration Accountant's determination of the Closing Net Assets Amount shall be final, conclusive and binding upon the Purchaser and the Seller, entitled to be enforced as an arbitral decree to the fullest extent permitted by law and entered into any court of competent jurisdiction. The Arbitration Accountant shall address only those issues in dispute and may not assign a value to any item greater than the greatest value for such item claimed by either party or lower than the lowest value claimed by either party.

               (e) The fees and disbursements of the Arbitration Accountant shall be allocated between Purchaser and THCI in such proportion as the Arbitration Accountant shall determine in its sole discretion based on its assessment of the relative reasonableness of the positions advanced by the parties.

               (f) If the final determination of the Closing Net Assets Amount under Section 2.6(c) or Section 2.6(d) is greater than the Net Assets Amount set forth on the applicable Preliminary Closing Net Assets Statement, then not later than five (5) Business Days following such final determination pursuant to
Section 2.6(c) or Section 2.6(d) Purchaser shall promptly pay the amount of such excess to THCI by wire transfer of immediately available funds. If the Closing Net Assets Amount as so finally determined is less than the Net Assets Amount set forth on the Preliminary Closing Net Assets Statement, then not later than five (5) Business Days following such final determination THCI shall promptly pay the difference to Purchaser by wire transfer of immediately available funds.

          2.9 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.8, Seller shall retain and assume and cause the Acquired Subsidiaries to cease to have any rights with respect to the rights, properties and assets set forth on Schedule 2.9 (the "Excluded Assets"). Prior to the Closing, Seller shall cause all rights, title and interests of the Acquired Subsidiaries in the Excluded Assets to be transferred to Seller or Seller's designee.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as follows:

          3.1 Organization and Authority of Seller and the Acquired Subsidiaries. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and any other instruments, certificates or documents delivered by Seller to Purchaser in connection with this Agreement (the "Seller Documents"), to the extent a party thereto, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to conduct its businesses as now being conducted in relation to the Acquired Subsidiaries. The execution and delivery by Seller of this Agreement and each of the other Seller Documents to which it is to be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational and member action on the part of Seller. This Agreement and, when executed and delivered at the Closing, each of the other Seller Documents to which Seller is to be a party, have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Seller is, or at Closing will be, the sole owner of all of the Acquired Subsidiary Interests.

          3.2 No Conflicts. The execution, delivery and performance of this Agreement and the other Seller Documents to which it is a party by Seller and the Acquired Subsidiaries do not and will not:

               (a) except as set forth on Schedule 3.2(a), violate or conflict with the Governing Documents of Seller or any of the Acquired Subsidiaries;

               (b) subject to obtaining the consents set forth on Schedule 3.2(b), violate any restriction to which Seller or an Acquired Subsidiary is subject or give rise to any right of termination, cancellation or acceleration under any mortgage, deed of trust, license, Material Contract, indenture or other material agreement or instrument to which an Acquired Subsidiary is a party which will not be satisfied or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement, or result in the creation or imposition of any Lien upon the Acquired Subsidiary Interests or any asset of any Acquired Subsidiary (except as may result from any law, rule or regulation relating or applying solely to Purchaser and not relating or applying to Seller or any of the Acquired Subsidiaries); or

               (c) assuming that all consents, approvals, authorizations and other actions set forth on Schedule 3.6 have been obtained and all filings and notifications set forth on Schedule 3.6 have been made, constitute a violation of any applicable rule, regulation, law, statute or ordinance of any administrative agency or Governmental Authority, or of any judgment, decree, writ, injunction or order of any court to which Seller or the Acquired Subsidiaries are subject;

except, in the case of clauses (b) and (c), for any violations, conflicts or other matters which would not have a Material Adverse Effect.

          3.3 Acquired Subsidiaries.

               (a) Each of the Acquired Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization, in the legal form of entity and State as further specified on Schedule 1.1(a). Each of the Acquired Subsidiaries has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (b) The membership, partnership or other ownership interests of each of the Acquired Subsidiaries are set forth on Schedule 3.3(b). All of the membership, partnership and other ownership interests of each of the Acquired Subsidiaries are owned, beneficially and of record, as set forth on such
Schedule 3.3(b), free and clear of any Lien [except for Liens set forth on
Schedule 3.3(b), each of which shall be released at or prior to the Closing]. All of the ownership interests of each of the Acquired Subsidiaries are duly authorized and validly issued, fully paid and nonassessable. No other ownership interests of any of the Acquired Subsidiaries is authorized or outstanding. Upon delivery of and payment for the Acquired Subsidiary Interests as herein provided, Purchaser will acquire and own beneficially and of record one hundred percent (100%) of the equity of each of the Acquired Subsidiaries, free and clear of all Liens.

               (c) There are no securities, options, subscriptions, warrants, calls, rights, commitments or contracts of any kind to which Seller or any of the Acquired Subsidiaries is a party or by which Seller or any of them is bound obligating Seller or any of the Acquired Subsidiaries to issue, deliver, sell, redeem, repurchase, acquire or pay for, or cause to be issued, delivered, sold, redeemed, repurchased, acquired or paid for, equity interests of any of the Acquired Subsidiaries, or obligating any of the Acquired Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment or contract.

               (d) There are no voting agreements, proxies, powers of attorney, voting trusts or other similar agreements, arrangements or understandings among the Seller, the Acquired Subsidiaries, or the equity owners of any of the foregoing with respect to the voting rights associated with the equity interests of the Seller or any of the Acquired Subsidiaries, except as set forth on
Schedule 3.3(d).

               (e) Except as set forth on Schedule 3.3(b), none of the Acquired Subsidiaries owns, directly or indirectly, any interest in any other Person.

          3.4 Permits and Licenses.

               (a) Each of the Acquired Subsidiaries possesses all permits, licenses, registrations, certificates of authority, certificates of need and other authorizations ("Permits") from Governmental Authorities that are required by applicable Law in connection with the operation of the Facilities, except where the failure to have such Permits would not have a Material Adverse Effect.
Schedule 3.4 attached hereto sets forth a current, complete and accurate list of the Permits (including any pharmacy licenses or other ancillary licenses) issued to the Acquired Subsidiaries and required for the operation of the Facilities operated by each such Acquired Subsidiary. True and correct copies of the Permits have been made available to Purchaser by Seller.

               (b) Except as set forth on Schedule 3.4 or except as would not have a Material Adverse Effect, (i) each of the Acquired Subsidiaries has complied since the OTA Effective Date of the applicable Facility with, and is currently complying with, its obligations under each of the Permits and all such Permits are in full force and effect, and (ii) no written notice from any Governmental Authority in respect to the threatened, pending or possible revocation, termination, suspension or limitation of any of the Permits has been given to Seller or any Acquired Subsidiary, nor has Seller or any Acquired Subsidiary received notice of any proposed or threatened issuance of any such notice. Seller has made available to Purchaser true, correct and complete copies of any state licensing survey reports received by the Facilities operated by the Acquired Subsidiaries since the OTA Effective Date, as well as any statements of deficiencies and plans of correction in connection with such reports. Seller has taken all reasonable steps to correct all deficiencies referenced in this
Section 3.4 and a description of any uncorrected deficiency is set forth in
Schedule 3.4.

               (c) Without limiting the generality of the foregoing, to Seller's Knowledge, the facilities, equipment and operations of each Facility satisfy in all material respects the applicable licensing and certification requirements to operate such Facility in the state in which such Facility is located and the requirements for participation in the Government Programs.

          3.5 Qualification. Each of the Acquired Subsidiaries is duly qualified or licensed to do business in all jurisdictions where such Acquired Subsidiary currently conducts business that requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          3.6 Consents and Approvals. The execution, delivery and performance of this Agreement and the Seller Documents to which it is a party by Seller and the Acquired Subsidiaries do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except as set forth on Schedule 3.6.

          3.7 Material Contracts. Schedule 3.7 is a true and correct list of all contracts, agreements, leases and licenses to which an Acquired Subsidiary is a party that involve aggregate payments or other consideration in excess of $50,000 per year or which cannot be terminated without penalty by Seller upon sixty (60) days notice or less, except for (i) contracts, agreements, leases and licenses that are Excluded Assets, (ii) provider agreements, (iii) equipment leases that involve aggregate payments or other consideration of less than $50,000 per year and which cannot be terminated by Seller without penalty upon sixty (60) days notice or less and (iv) contracts and agreements which do not require expenditure by an Acquired Subsidiary and which cannot be terminated by Seller without penalty upon sixty (60) days notice or less (the contracts, agreements, leases and licenses set forth on Schedule 3.7, the "Material Contracts"). Seller has made available to Purchaser complete and correct copies of all of the contracts set forth on Schedule 3.7. Except as set forth on
Schedule 3.7, the Material Contracts have not been modified, pledged, assigned or amended. Each of the Material Contracts is valid and binding on the applicable Acquired Subsidiary (and to Seller's Knowledge against the other parties to such Material Contracts) in accordance with their respective terms and are in full force and effect. Except as would not have a Material Adverse Effect, (x) there are no defaults of the terms of any Material Contract in any material respect by the Acquired Subsidiaries or, to Seller's Knowledge, any other party to the Material Contracts; (y) neither Seller nor any of the Acquired Subsidiaries has received written notice of any default, counterclaim or defense under any Material Contract and (z) no condition or event has occurred which solely with the passage of time or the giving of notice or both would constitute a default or breach by any of the Acquired Subsidiaries of the terms of the Material Contracts.

          3.8 Environmental Laws. Except as set forth on Schedule 3.8 or as provided in the environmental reports made available by Seller to Purchaser, or in the environmental reports obtained by Purchaser prior to Closing: (i) Seller has not caused any of the Facilities or Real Property to be operated in material violation of any applicable Environmental Laws (as hereinafter defined); (ii) neither Seller nor any of the Acquired Subsidiaries have received any written notice of any violation or alleged violation of any Environmental Law or, to Seller's Knowledge, has it or any of the Acquired Subsidiaries been otherwise notified of any alleged material violation or investigation of any suspected material violation of any Environmental Law in connection with the ownership or operation of the Facilities or the Real Property; (iii) none of the Facilities or Real Property are subject to any outstanding lawsuits, administrative actions or other governmental proceedings relating to an alleged violation of any Environmental Law; (iv) none of the Facilities or Real Property have been used by Seller or any of the Acquired Subsidiaries for the generation, storage, manufacture, used, transportation, disposal or treatment of Hazardous Substances (as hereinafter defined); (v) to Seller's Knowledge, there has been no

Hazardous Discharge (as hereinafter defined) on or from any of the Facilities or Real Property during the time of Seller's and the Acquired subsidiaries ownership or occupancy thereof that would require remedial action under applicable Environmental Laws; (vi) with respect to the ownership and operation of the Facilities and Real Property, Seller and the Acquired Subsidiaries are currently, and to Seller's Knowledge have been during all periods within any applicable statute of limitations, in compliance with all Environmental Laws except as would not have a Material Adverse Effect; (vii) to Seller's Knowledge, there are no conditions presently existing on, at or emanating from the Facilities or Real Property, including without limitation, any condition created or that came into being prior to Seller's or the Acquired Subsidiaries' ownership, that are reasonably likely to result in any liability, investigation or clean-up under any Environmental Law, except as would not have a Material Adverse Effect; and (viii) to Seller's Knowledge all medical waste is and has been disposed of in accordance with all applicable Environmental Laws and by a qualified waste disposal company. "Environmental Law" means each and every applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit, license, approval, authorization or similar requirement of each and every federal, state, local and foreign governmental agency or other Governmental Authority, having or claiming to have authority with respect to human health and safety or the environment affecting the Facility, including, but not limited to, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.) as amended, the Clean Water Act (33 U.S.C. Section 1251 et seq.) as amended. As used herein, "Hazardous Discharge" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances. As used herein, "Hazardous Substance" shall mean any substance, compound, chemical or element which is (aa) defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law or (bb) a petroleum hydrocarbon, including crude oil or any derivative thereof, raw materials used or stored in the Facility and building components including, but not limited to, friable asbestos-containing materials which contain Hazardous Substances. Seller has delivered to Purchaser copies of all reports prepared for Seller and in its possession with respect to the compliance of or the Real Property with Environmental Laws and/or the presence of Hazardous Substances therein or thereon.

          3.9 Compliance with Laws. None of the Acquired Subsidiaries is in violation of any Order or Law, except for violations which would not have a Material Adverse Effect and neither Seller nor any of the Acquired Subsidiaries have received any notice, written or otherwise, of noncompliance with respect to any such violation; provided, however, that nothing in this Section 3.9 is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein. Except as would not have a Material Adverse Effect, all patient records and other documents required to be maintained by the Facilities have been maintained by Seller and the Acquired Subsidiaries in compliance with applicable law.

          3.10 No Litigation. Except as set forth on Schedule 3.10, there is no suit, action, proceeding, or, to Seller's Knowledge, inquiry or investigation (a "Claim") against Seller or any Acquired Subsidiary pending or to Seller's Knowledge, threatened in writing (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil

Rights Act of 1964, the Americans with Disability Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law regulating employment) that is reasonably likely to result in a payment in excess of $100,000 upon settlement or judgment. Except as set forth on Schedule 3.10, there is no judgment, decree, injunction, rule or order of any Governmental Authority or any other Person (including, without limitation, any arbitral tribunal) outstanding against Seller relating to the Business or any Acquired Subsidiary and neither Seller nor any Acquired Subsidiary is in violation of any term of any such judgment, decree, injunction or order outstanding against it. There is no Claim by or before any Governmental Authority or other Person pending or, to Seller's Knowledge, threatened in writing, which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller or any Acquired Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby. Notwithstanding the proviso contained in the first sentence of Section 3.9, nothing in this Section 3.10 shall be deemed to limit or modify any representation or warranty of Seller contained in Section 3.9.

          3.11 Bargaining Agreements. None of the Acquired Subsidiaries is a party to any collective bargaining agreement applicable to persons employed by any of the Acquired Subsidiaries, and no collective bargaining agreement is currently being negotiated by any Acquired Subsidiary. To Seller's Knowledge, there is currently no organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit including any such employees.

          3.12 Employees. Employee Relations and Employee Benefit Plans.

               (a) Set forth on Schedule 3.12(a) is an accurate and complete list of all Employee Benefit Plans. Except set forth on Schedule 3.12(a), there is no Employee Benefit Plan that is subject to Title IV of ERISA. Except as set forth on Schedule 3.12(a), none of the Acquired Subsidiaries have any obligation to contribute to any Multiemployer Plan.

               (b) Seller has made available to Purchaser copies of the Employee Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto together, if applicable with the most recent annual report (Form 5500), actuarial valuation report prepared in connection with any Employee Benefit Plan, and the most recent determination letter received from any taxation authority with respect to any Employee Benefit Plan.

               (c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that each such Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and each related trust is exempt from taxation under Section 501(a) of the Code and, to the Seller's Knowledge, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would cause the loss of such qualification or exemption. Each Employee Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code.

               (d) Except as disclosed on Schedule 3.12(a), none of the Acquired Subsidiaries has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Acquired Subsidiaries except as required under applicable Law.

               (e) Each Employee Benefit Plan has, at all times, been maintained and operated in compliance, in all material respects, with its terms and requirements of all applicable Employee Benefit Plans, including, without limitation, ERISA and the Code.

               (f) Prior to the date hereof, Seller has made available to Purchaser a current, correct and complete list of the names and current hourly wage, monthly salary and other compensation of all employees who provide services at the Facilities (collectively, "Seller Employees"), together with a summary (containing estimates to the extent necessary) of the individual's existing bonuses, additional compensation and other benefits (whether current or deferred), if any, accrued, paid or payable to each such person for services rendered or to be rendered through the fiscal period ending May 31, 2004. Except as set forth on Schedule 3.12(f), all of the Seller Employees are "at will" employees. Except as set forth on Schedule 3.12(f), Seller and the Acquired Subsidiaries are not a party to any oral (express or implied) or written: (i) employment agreement or (ii) agreement that contains any severance or termination pay obligations, with any Seller Employee. Seller has made available true and correct copies (or, if not written, accurate descriptions of the parties and terms) of any employment agreements with Seller Employees to Purchaser.

               (g) Except as set forth on Schedule 3.12(g), there is no organized labor dispute, work stoppage, strike, slowdown, walkout, lockout, or other organized interruption or disruption of operations at the Facilities as a result of labor disputes or disturbances with respect to the Seller Employees and there is no material investigation (to Seller's Knowledge), grievance, arbitration, complaint, claim or other dispute or controversy pending or to Seller's Knowledge threatened, between Seller and any of the Acquired Subsidiaries and any present or former Seller Employee.

          3.13 Accreditation; Medicare and Medicaid; Third Party Payor Reimbursement.

               (a) The Facilities are currently accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). Seller has made available to Purchaser true, correct and complete copies of the most recent JCAHO accreditation survey report for each of the Facilities, and a list and description of events since the OTA Effective Date at each of the Facilities that constitutes a Sentinel Event as defined by JCAHO, if any. Seller has taken all reasonable steps to correct all material deficiencies referenced in this
Section 3.13.

               (b) Except as set forth on Schedule 3.13(b), each of the Facilities is eligible to receive payment without restriction under Medicare and Medicaid and each of the Facilities is a "provider" with a valid and current provider agreement and with one or more provider numbers with the federal Medicare and the applicable Medicaid programs of the States of California, Colorado, Kentucky, Massachusetts and New Jersey (the "Government Programs") through intermediaries. Each of the Facilities that are listed on Exhibit A-l has received Medicare or Medicaid reimbursement and is eligible to receive payment without restriction under Medicare and Medicaid. Except as set forth on
Schedule 3.13(b), the Facilities
are in material compliance with the conditions for participation in the Government Programs and Private Programs and have received all approvals or qualifications necessary for capital reimbursement on the Real Property. Except as set forth on Schedule 3.13(b), neither Seller or the Acquired Subsidiaries has received written notice of any pending or threatened proceeding or investigation by the OIG or other Governmental Authority or under the Government Programs involving Seller, the Acquired Subsidiaries or any of the Facilities or Real Property. Neither the Seller nor the Acquired Subsidiaries or Facilities currently operate under a Corporate Integrity Agreement entered by the OIG or other Governmental Authority. Seller has made available to Purchaser true, correct and complete copies of the most recent Medicare and Medicaid certification survey reports of the Facilities, including any statement of deficiencies and plans of correction, and such Facilities" corrective action plans related thereto. Seller has taken all reasonable steps to correct all deficiencies referenced in this Section 3.13(b) and a description of any uncorrected deficiency is set forth on Schedule 3.13(b).

               (c) The Facilities participate in those private, non-governmental programs (including any private insurance program) listed on Schedule 3.13(c) under which it directly or indirectly is presently receiving payments in excess of $100,000 per annum (such private, non-governmental programs are referred to collectively as "Private Programs").

               (d) Seller and the Acquired Subsidiaries have timely filed, caused to be filed, and, as to reports due after the Closing, shall timely file, all cost reports required by third party payors, including, but not limited to Government Programs and Private Programs, and, except as disclosed on Schedule 3.13(d), all such reports are or will be complete and accurate in all material respects when filed. Except as disclosed on Schedule 3.13(d), Seller and the Acquired Subsidiaries have been in material compliance with filing requirements with respect to cost reports of the Facilities, and such reports do not claim, none of the Facilities has received, payment or reimbursement materially in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of Seller and the Facilities (to the extent available to Seller) have been or will be made available (prior to Closing) to Purchaser. Except as disclosed on Schedule 3.13(d), Seller and the Acquired Subsidiaries have not received written notice of a material dispute between a Facility and the applicable government agency, including any fiscal intermediary or carrier, federal, state or local government body or entity, or the Administrator of the Center for Medicare and Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of the Acquired Subsidiaries with respect to the Facilities, on or before the date of this Agreement.

               (e) The Acquired Subsidiaries (i) are not parties to and neither Seller nor any Acquired Subsidiary has received written notice of the commencement of any investigation or debarment proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or

Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Authority with respect to any of the foregoing ("Healthcare Fraud Laws") affecting the Seller with respect to the Facilities or any of the Acquired Subsidiaries; and (ii) since the OTA Effective Date have been in full compliance with all applicable Healthcare Fraud Laws.

               (f) Since the OTA Effective Date, no Acquired Subsidiary has been investigated for (to Seller's Knowledge) or charged with any violation involving false, fraudulent or abusive practices relating to its participation in a Government Program, nor has Seller or any Acquired Subsidiary: (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any applications for any benefit or payment under any Governmental Program; (ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Governmental Program; (iii) knowingly and willfully failed to disclose any event affecting the initial or continued right to any benefit or payment under any Governmental Program on its own behalf or on behalf of another, with intent to secure such payment or benefit fraudulently; (iv) knowingly and willfully solicited, paid, or received any remuneration (including kickback, bribe or rebate), directly or indirectly, in violation with any applicable Law; (v) presented or caused to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (a) not provided as claimed, or (b) false or fraudulent; or (vi) knowingly and willfully made or caused to be made or induced or sought to induce the making of any material false statement or representation (or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading) of a material fact with respect to (a) a Facility in order that the Facility may qualify for Governmental Authority certification or (b) information to be provided under 42 USC Section 132Oa-3.

               (g) Seller and each of the Acquired Subsidiaries is in compliance with the Standards for Privacy of Individually Identifiable Health Information and the Transaction and Code Set Standards which were promulgated pursuant to HIPAA, except for matters that have not and are not reasonably likely to have a Material Adverse Effect.

          3.14 Taxes.

               (a) All material Tax Returns (including all income tax returns) required to be filed by or with respect to the Acquired Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

               (b) The Acquired Subsidiaries have in all material respects fully and timely paid all Taxes (other than Taxes being disputed by an Acquired Subsidiary in good faith for which adequate reserves have been reflected on the Financial Statements), and have made adequate provision for any such Taxes that are not yet due and payable, for all taxable periods ending on or before the Closing Date, except for Taxes reflected in the Closing Net Assets Statement.

               (c) All deficiencies for Taxes asserted or assessed in writing against any of the Acquired Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements.

               (d) No audit is pending with respect to any Taxes due from or with respect to the Acquired Subsidiaries.

               (e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Acquired Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          3.15 Financial Statements. Seller has delivered to Purchaser copies of the unaudited combined and combining financial statements of the Acquired Subsidiaries for the fiscal year ended December 31, 2003 and for the three month period ended March 31, 2004 (collectively, the "Financial Statements"). Except as set forth on Schedule 3.15, the Financial Statements have been prepared in accordance with GAAP, are based on the books, records and accounts of the Acquired Subsidiaries and fairly present the financial condition, results of operations, cash flows and owner's equity of each of the Acquired Subsidiaries as of the respective dates thereof and for the respective fiscal periods covered thereby, except (i) that the unaudited interim statements do not include complete note (including footnote) disclosure as required by GAAP; and (ii) that the unaudited interim statements are subject to normal year-end adjustments which are not, and will not be, material in amount or effect, either individually or in the aggregate.

          3.16 Property.

               (a) All of the real property owned or leased by the Acquired Subsidiaries, including the address and a true and complete list of leases, including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto, is set forth on Schedule 3.16(a) (the "Real Property"). Except as set forth on Schedule 3.16(a); each of the Acquired Subsidiaries has good title, free and clear of all Liens, to all of the Real Property, except Permitted Liens. Except as set forth on Schedule 3.16(a), other than the rights of Purchaser under this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein. No Acquired Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

               (b) Seller has made available to Purchaser a true and complete copy of each lease document, and in the case of any oral lease, a written summary of the material terms of such lease. With respect to each of the leases:
(i) such lease complies in all material respect with applicable Law, is in full force and effect and is valid and binding on the applicable Acquired Subsidiary;
(ii) the respective Acquired Subsidiaries' possession and quiet enjoyment of the leased Real Property under such lease has not been disturbed, and there are no disputes with respect to such lease; (iii) all leases pursuant to which the Acquired Subsidiaries, as lessee, lease real property are valid and binding on the Acquired Subsidiaries and on the other parties thereto; (iv) no Acquired Subsidiary or any other party to the lease is in material breach or default thereunder, and no event has occurred or circumstance exists that, with the delivery of notice, or passage of time or both, would constitute a monetary breach or monetary default, or permit the termination, modification or acceleration of rent under such lease; (v) there are no leases, subleases, licenses or other agreements granting to any Person other than the Acquired Subsidiaries any right to the possession, use, occupancy or enjoyment of the real property owned or leased by any of the Acquired Subsidiaries, or any portion thereof, except in the ordinary course of business or as set forth on
Schedule 3.16(b); (vi) neither Seller nor any of the Acquired Subsidiaries has collaterally assigned or granted any other security interest in such lease or any interest therein other than the Permitted Liens; and (vii) there are no encumbrances on the estate or interest created by such lease, other than Permitted Liens and encumbrances that will be released or discharged prior to Closing.

          (c) Each of the Acquired Subsidiaries has good title, free and clear of all Liens, to all of the owned personal property, tangible or intangible, that is reflected as owned by the Acquired Subsidiaries on the Financial Statements, except (i) as set forth on Schedule 3.16(c) and (ii) Permitted Liens.

          (d) No Affiliate of Seller (other than the Acquired Subsidiaries) owns any buildings, machinery, equipment or other tangible assets necessary for the conduct of the Acquired Subsidiaries' businesses as presently conducted.

          (e) Schedule 3.16(e) contains a true, complete and accurate list of all (i) patented or registered Intellectual Property rights owned by the Acquired Subsidiaries or filed by the Acquired Subsidiaries or their predecessors and used in the business of any of the Acquired Subsidiaries as presently conducted and (ii) material unregistered trade names and corporate names owned by the Acquired Subsidiaries or used in the business of any of the Acquired Subsidiaries as presently conducted. All of the Intellectual Property set forth on Schedule 3.16(e), except for Permitted Liens, is free and clear of all Liens, and none is subject to any outstanding order, decree, judgment, stipulation or charge. To Seller's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Acquired Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Acquired Subsidiaries, by any third party, relating in any way to any of the Facilities or related assets, except as has not had a Material Adverse Effect. To Seller's Knowledge, the Acquired Subsidiaries' use of the Intellectual Property does not infringe upon or otherwise violate the rights of others, except as has not had a Material Adverse Effect. To Seller's Knowledge, Seller and the Acquired Subsidiaries have received no written notice that their use of the Intellectual Property infringes the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other person or entity.

          (f) Except as set forth on Schedule 3.16(f) and matters occurring after the date of this Agreement which would not excuse the Seller's performance under Section 5.7, to Seller's Knowledge, neither the whole nor any portion of the Real Property owned, leased, occupied or used by any Acquired Subsidiary has been condemned, requisitioned or otherwise taken by any public authority (a "Public Taking"), and no notice of any Public Taking has been received by Seller with regard to any of the Real Property.

          3.17 Insurance. Schedule 3.17 sets forth a true and complete list of all insurance policies, binders of insurance or programs of self-insurance held by the Acquired Subsidiaries, including, without limitation, fire, medical malpractice and professional liability, general liability, casualty and property damage, business interruption, extended coverage, products liability, workers' compensation and any and all other kinds of insurance held by the Acquired Subsidiaries (collectively, the "Insurance Policies"). The Insurance Policies are, and at Closing shall be, in full force and effect. Seller has made available to Purchaser a list of any claims filed during the two (2) calendar years prior to the date of this Agreement under any medical malpractice and professional liability, general liability or casualty and property damage insurance, and the expiration of such policies. True and complete copies of all Insurance Policies have been provided or made available by Seller to Purchaser. The Acquired Subsidiaries have paid all premiums due prior to the date hereof or accrued the same on the Closing Net Assets Statement and none of the Acquired Subsidiaries is in default in any material respect with respect to any such Insurance Policy, or has failed to give any notice or present any material claim under any insurance policy or binder in due and timely fashion. No insurer under any Insurance Policy has canceled or generally disclaimed liability or issued any notice that a defense will be afforded with reservation of rights under any such policy.

          3.18 Brokers. Except for fees and commissions that will be paid by Seller, no Person retained by or on behalf of Seller or any of its Affiliates is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.

          3.19 Absence of Changes. Except as set forth on Schedule 3.19. since December 31, 2003, each Acquired Subsidiary has:

               (a) conducted the operation of the applicable Facility only in the ordinary course of business;

               (b) not suffered any change, event or circumstance which has had, or would be reasonably expected to have, a Material Adverse Effect;

               (c) preserved its corporate or other organizational existence;

               (d) generally paid or satisfied all of its monetary obligations as the same became due;

               (e) timely made all material applicable filings with Governmental Authorities or obtained extensions in respect thereof;

               (f) not mortgaged, pledged, subjected to Lien, charged, encumbered or granted a security interest in or to any of its assets except for Permitted Liens;

               (g) not sold or transferred any of its assets except for sales in the ordinary course of business consistent with past practice;

               (h) not suffered any damage, destruction or physical loss (whether or not covered by insurance) affecting its assets which would excuse Seller's performance under Section 5.7;

               (i) not cancelled any debts owing to it or otherwise granted or waived any right of substantial value other than in the ordinary course of business;

               (j) not granted any increase in the compensation of any of its officers, directors or employees, including any such increase in any bonus, pension, profit sharing, severance or other plan or commitment, in each case, other than in the ordinary course of business;

               (k) not disposed of or issued any of its equity interests or any option or right or privilege to acquire any of its equity interests;

               (l) except as may be required by Law or as is otherwise necessary to operate the Business, not made any expenditure or commitment for the acquisition of assets in excess of $100,000 on an individual basis or $250,000 in the aggregate with respect to all such expenditures of any kind, other than inventories of raw materials and miscellaneous supplies acquired in the ordinary course of business;

               (m) not made or suffered any change to its Governing Documents (other than eliminating certain special purpose entity provisions required by Seller's financing parties);

               (n) other than in the ordinary course of business, not made or received any loans or advances to or from any Person, other than renewals or extensions of existing indebtedness and uses of lines of credit;

               (o) maintained its books and records in accordance with GAAP to the extent required by GAAP;

               (p) not made any changes in its accounting methods and practices except such changes as may be required by Law or GAAP;

               (q) not incurred, assumed or guaranteed any indebtedness for money borrowed other than senior indebtedness being discharged at the Closing and working capital advances in the ordinary course of business; or

               (r) not agreed, whether in writing or otherwise, to take any action described in Sections 3.19(a) through 3.19(q) above except as contemplated by this Agreement.

          3.20 Records. True and complete copies of the Governing Documents for each Acquired Subsidiary have been delivered or made available to Purchaser prior to the execution and delivery of this Agreement. The books of account, and to the extent applicable, minute books, stock record books and other records of each Acquired Subsidiary, have been made available to the Purchaser.

          3.21 Accounts Receivable. The accounts receivable of the Acquired Subsidiaries include only accounts receivable arising from bona fide transactions in the conduct of the ordinary course of business of the Acquired Subsidiaries, are true and genuine, and represent legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms. No payment pursuant to any of receivables is contingent upon performance of any obligations or contract, past or future, and except for Permitted Liens, all such receivables are free of all security interests and encumbrances.

          3.22 No Undisclosed Liabilities. As of December 31, 2003, none of the Acquired Subsidiaries had any liabilities of a nature that would require the same to be disclosed on a balance sheet prepared in accordance with GAAP other than as set forth or reflected in the Financial Statements (including the notes thereto) as of such date. Since December 31, 2003 until the date hereof, there have been no other liabilities of such nature described in the preceding sentence except those (a) liabilities fully and adequately reflected or reserved against on the Base Net Asset Statement and other liabilities of such nature arising in the ordinary course of business consistent with past practice since the date of such Base Net Assets Statement, and (b) liabilities under, or incurred in connection with, this Agreement.

          3.23 Disclaimer Regarding Data, Estimates and Projections. In connection with Purchaser's investigation of the Acquired Subsidiaries, Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Acquired Subsidiaries and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

          3.24 Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Seller hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements). Without limiting the generality of the foregoing, Seller HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          4.1 Organization and Authority of Purchaser. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and will have, upon approval by the Board of Directors of Medical Properties Trust, Inc. of the transactions contemplated under this Agreement (the "Purchaser Approval"), the requisite power and authority to enter into this Agreement and any other instruments, certificates or documents delivered by Purchaser to Seller in connection with this Agreement (the "Purchaser Documents"), to the extent a party thereto, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Upon receipt of the Purchaser Approval, the execution and delivery by Purchaser of this Agreement and each of the other Purchaser Documents to which it is to be a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will be duly authorized by all necessary organizational action on the part of Purchaser. This Agreement and, when executed and delivered at the Closing, each of the other Purchaser Documents to which Purchaser is to be a party, have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.2 No Conflict. The execution, delivery and performance of this Agreement and the other Purchaser Documents to which it is a party by Purchaser do not and will not:

               (a) upon receiving the Purchaser Approval, violate or conflict with the Governing Documents of Purchaser;

               (b) subject to obtaining the Purchaser Approval and the consents set forth on Schedule 4.2(b), violate any restriction to which Purchaser is subject or give rise to any right of termination, cancellation or acceleration under any mortgage, deed of trust, license, contract or lease, indenture or other material agreement or instrument to which Purchaser is a party which will not be satisfied or terminated on or prior to the Closing as a result of the transactions contemplated in this Agreement (except as may result from any law, rule or regulation relating or applying solely to Seller and not relating or applying to Purchaser); and

               (c) assuming that all consents, approvals, authorizations and other actions set forth on Schedule 4.2(c) have been obtained and all filings and notifications set forth on Schedule 4.2(c) have been made, constitute a violation of any applicable rule, regulation, law, statute or ordinance of any administrative agency or Governmental Authority, or of any judgment, decree, writ, injunction or order of any court to which Purchaser is subject;

except, in the case of clauses (b) and (c), for any violations, conflicts or other matters which would not have a Material Adverse Effect. To Purchaser's Knowledge, no fact or circumstance exists which would reasonably be expected to delay or prevent Purchaser from obtaining the consents, approvals or authorization described on Schedule 4.2(b) or Schedule 4.2(c).

          4.3 Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or to Purchaser's Knowledge, threatened that would prevent or delay the consummation by Purchaser of the transactions contemplated by this Agreement.

          4.4 Brokers. Except for fees and commissions that will be paid by Purchaser, no Person retained by or on behalf of Purchaser or any of its Affiliates is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.

          4.5 Purchase for Investment. Purchaser is purchasing the Acquired Subsidiary Interests for its own account for investment (except for the contemplated assignment of the right to purchase the Acquired Subsidiaries that hold the assets and operations other than the Real Property used in the Business) and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

          4.6 Financial Ability. Purchaser has cash available or has existing borrowing facilities or unconditional, binding funding commitments that are sufficient to enable it to consummate the transactions contemplated by this Agreement, each of which is in full force and effect as of the Execution Date. Complete and correct copies of any such facilities and commitments have been provided to Seller. Upon consummation of the transactions described in such commitments, Purchaser will have available to it not less than One Hundred Fifty Million Dollars ($150,000,000) in cash for use by Purchaser to consummate the transactions contemplated by this Agreement and to Purchaser's Knowledge sufficient capital available at Closing to pay the expenses of the transactions contemplated by this Agreement and the fees and expenses of such commitments in respect of the closing thereof.

          4.7 Compliance with Laws. Neither Purchaser nor any of its subsidiaries is in violation of any Orders or any Laws which would have a Material Adverse Effect.

          4.8 Intention to Qualify as a Real Estate Investment Trust. Purchaser's indirect general partner and sole limited partner is Medical Properties Trust, Inc. which is organized and operated in a manner intended to qualify as a real estate investment trust under the Code and Medical Properties Trust, Inc. intends to make an election to that effect for its taxable year ending December 31, 2004.

                                    ARTICLE V
                              COVENANTS OF SELLER

          5.1 Regular Course of Business. Seller agrees that between the Execution Date and the Closing Date, except as contemplated by this Agreement, required by law or otherwise agreed by Purchaser (which agrees to respond promptly to any request for such agreement and not to unreasonably withhold or condition such agreement), Seller shall:

               (a) cause each of the Acquired Subsidiaries to operate the Facilities in the ordinary course of business consistent with past practice, and, without limiting the generality of the foregoing, shall cause the Acquired Subsidiaries to use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects their present business relationships and goodwill, including all material relationships with its medical staff and payors;

               (b) not permit any of the Acquired Subsidiaries to amend their organizational documents;

               (c) not permit any of the Acquired Subsidiaries to incur or guarantee any additional indebtedness for borrowed money, except in the ordinary course of business (including, without limitation, under any existing working capital line of credit) and for amounts that Seller shall cause to be repaid at Closing;

               (d) not permit any of the Acquired Subsidiaries to issue, deliver, sell or authorize any ownership interests or rights, warrants or options to acquire, any such ownership interest;

               (e) not permit any of the Acquired Subsidiaries to sell or convey any of its material assets, except in the ordinary course of business;

               (f) not permit any of the Acquired Subsidiaries to change its method of accounting or any accounting principle, method, estimate or practice, except in the ordinary course of business consistent with past practice or as may be required by law;

               (g) not permit any of the Acquired Subsidiaries to cancel, terminate or materially amend any Material Contract, except in the ordinary course of business;

               (h) cause the Acquired Subsidiaries to maintain insurance substantially at existing levels so long as such insurance is available on substantially the same terms and at substantially the same cost as heretofore available to Seller;

               (i) not permit any of the Acquired Subsidiaries, without the prior written consent of Purchaser, (A) to adopt, except as may be required by this Agreement or applicable Law, or consistent with past practice, fund or secure any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of employees, former employees, consultants or directors of the Acquired Subsidiaries; or (B) enter into or amend any agreement with any director, officer or employee, which foregoing restriction includes, without limitation, granting any material general increase (other than increases required under a contract, or consistent with past practice) in the compensation payable or to become payable to any of the respective directors, officers or employees of the Acquired Subsidiaries;

               (j) not permit any of the Acquired Subsidiaries to subject any of its assets to any encumbrance or lien other than Permitted Liens;

               (k) not permit any of the Acquired Subsidiaries to make any capital expenditure or series of related capital expenditures outside the ordinary course of business;

               (l) not permit any of the Acquired Subsidiaries to pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into or amend any agreement or arrangement with any director, officer or employee, except for transactions in the ordinary course of business;

               (m) not permit any of the Acquired Subsidiaries to make any loan to any other Person other than advances of trade credit or employee advances made in the ordinary course of business;

               (n) not permit any of the Acquired Subsidiaries to enter or amend any collective bargaining agreement;

               (o) not permit any of the Acquired Subsidiaries to adopt, amend, modify or terminate any bonus, profit sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers and employees or take any such action with respect to any other Employee Benefit Plan;

               (p) not permit any of the Acquired Subsidiaries to enter into any material contract, lease or commitment or series of related contracts, leases or commitments that are outside the ordinary course of business;

               (q) not permit any of the Acquired Subsidiaries to organize any subsidiary or acquire (including by merger or consolidation) any securities of any Person or any equity or ownership interest in any person or acquire a substantial portion of the assets of any Person;

               (r) not permit any of the Acquired Subsidiaries to in any other manner, materially modify, change or otherwise alter the fundamental nature of the business of the Acquired Subsidiaries as presently conducted; or

               (s) not permit any of the Acquired Subsidiaries to agree, whether or not in writing, to do any of the foregoing.

          5.2 Full Access and Disclosure.

               (a) Between the Execution Date and the Closing Date, and upon reasonable prior notice, Seller shall, and shall cause the Acquired Subsidiaries to, afford to

Purchaser and Highmark Healthcare, LLC and their respective counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, computer systems, contracts and agreements, books and records of the Acquired Subsidiaries; provided, however, that such investigation shall not interfere with the ordinary course business or operations of Seller or any of the Acquired Subsidiaries. Officers of Seller shall furnish such financial and operating data and other information with respect to the Facilities as Purchaser and Highmark Healthcare, LLC and/or their respective representatives shall from time to time reasonably request.

               (b) All inspections and investigations by Purchaser or Highmark Healthcare, LLC or their respective representatives described in Section 5.2(a) shall be completed at Purchaser's risk and expense, without any liability to Seller, regardless of cause, and, in addition to any other indemnification obligations set forth under this Agreement, Purchaser hereby agrees to indemnify and holds harmless Seller against any damages or injuries associated with such inspections or investigations. Purchaser further undertakes that any damage occasioned to any real property or personal property (including the Facilities) caused by such inspections or investigations shall be cured by restoring such real property, personal property or portion of the Facilities disturbed or damaged back to its pre-entry and pre-disturbed state.

               (c) Seller shall have the right to retain copies of any books and records related to or prepared in connection with the Facilities and their operation by the Acquired Subsidiaries.

               (d) Except as expressly provided for in this Agreement, other than information set forth herein or in the Schedules to this Agreement or delivered to Purchaser in accordance with this Agreement, no information or knowledge which has been obtained by or communicated to Purchaser in any investigation of Seller, the Facilities or the Acquired Subsidiaries, whether pursuant to this Section 5.2(d), prior to the date of this Agreement or otherwise, or which would have been obtained but for the failure of Purchaser to make an investigation, shall affect or be deemed to modify, qualify or diminish in any way any representation or warranty of Seller contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and provisions of this Agreement.

               (e) In connection with any filing required to be made by Purchaser with the Securities and Exchange Commission (the "SEC") (or any SEC review of such filing), Seller shall permit Purchaser and its authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Seller relating to the Acquired Subsidiaries solely for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing; provided, however, that any information obtained by Purchaser and its authorized representatives hereunder shall be governed by the Confidentiality Agreement and any other reasonable confidentiality agreement requested by Seller. Purchaser shall be solely responsible for all reasonable costs and expenses incurred by Seller in performing its obligations under this Section 5.2(e) (including all reasonable fees and disbursements of Seller's independent auditors).

          5.3 Confidentiality. The parties acknowledge that the Confidentiality Agreement, dated as of May 12, 2004 (the "Confidentiality Agreement"), shall remain in full force and effect until the Closing.

          5.4 No Shop. Seller agrees that none of Seller nor any of the Acquired Subsidiaries, nor any of their respective members, partners, shareholders or Affiliates, will sell, transfer or otherwise dispose of any membership interests, partnership interests, equity interests or assets (except for dispositions of inventory in the ordinary course of business consistent with past practices or as expressly permitted elsewhere in this Agreement) of or in any of the Acquired Subsidiaries (or any rights in any such membership interests, partnership interests, equity interests or assets), and none of Seller or any of the Acquired Subsidiaries, nor any of their respective members, partners, shareholders or Affiliates, nor any of the respective agents or representatives thereof, will respond to inquiries or proposals, or enter into or pursue any discussions, or enter into any agreements (oral or written), with respect to, the issuance, sale or purchase of any membership interests, partnership interests or equity interests, or any option or warrant with respect to such membership interests, partnership interests or equity interests, or the merger, consolidation, sale, lease or other disposition of all or any portion of the assets or rights of any of the Acquired Subsidiaries. Notwithstanding the foregoing, if the provisions of Section 12.1(b)(ii) are invoked and the Termination Date is extended for an additional thirty (30) day period, Seller and any of the Acquired Subsidiaries, and any of their respective members, partners, shareholders or Affiliates, and any of the respective agents or representatives thereof, shall have the right, commencing on the date that is fifteen (15) days after the commencement of such additional thirty (30) day period and continuing thereafter (including during any subsequent extension of the Termination Date pursuant to Section 12.1(b)(iii)) to respond to inquiries or proposals, enter into or pursue any discussions, and otherwise provide information (whether or not in response to an inquiry or proposal) with respect to, the issuance, sale or purchase of any membership interests, partnership interests or equity interests, or any option or warrant with respect to such membership interests, partnership interests or equity interests, or the merger, consolidation, sale, lease or other disposition of all or any portion of the assets or rights of any of the Acquired Subsidiaries.

          5.5 Employees. Following the Execution Date, Seller shall provide to Purchaser such additional information regarding the Seller Employees as it may reasonably require in order to fulfill its obligations under this Agreement.

          5.6 Management Agreements. At or prior to the Closing, Seller will terminate or cause to be terminated the management agreements and the leases described on Schedule 5.6.

          5.7 Risk of Loss.

               (a) If prior to the Closing any Facility shall suffer any Substantial Casualty, Seller shall provide prompt written notice thereof to Purchaser, and Purchaser shall give written notice to Seller within five (5) Business Days after Purchaser receives such written notice that Purchaser elects on the Closing Date either (i) to purchase all of the Acquired Subsidiary Interests, in which event Section 5.7(c) shall apply, or (ii) to purchase all of the Acquired Subsidiary Interests other than the Acquired Subsidiary Interests of the Acquired Subsidiaries that own or operate the Facility affected by such Substantial Casualty (such excluded Acquired Subsidiary Interests, the "Deferred Casualty Acquired Interests"), in which event the provisions of Section 2.2(b) shall be invoked and Purchaser shall remain obligated to purchase the Deferred Casualty Acquired Interests as hereinafter provided. If Purchaser shall make the election set forth in clause (ii) above, Seller shall have the option, exercisable in its sole discretion, to terminate this Agreement with respect to the Deferred Casualty Acquired Interests or to proceed with the sale of such Deferred Casualty Acquired Interests, in which case: (A) the Closing shall take place as to all of the Acquired Subsidiary Interests other than the Deferred Casualty Acquired Interests, (B) the Escrow Agent shall retain in escrow pursuant to the terms of this Agreement that portion of the Deposit which bears the same proportion thereto as the aggregate Allocated Price (without adjustment) in respect of such Deferred Casualty Acquired Interests bears to the Purchase Price (without adjustment), (C) Seller shall proceed with reasonable diligence to repair and restore the damaged Facility substantially to its condition immediately prior to such Substantial Casualty at such Seller' sole cost and expense, (D) Seller shall be entitled to all insurance proceeds payable by reason of such Substantial Casualty, and (E) upon completion of such repair and restoration, Seller and Purchaser shall consummate the sale of the Deferred Casualty Acquired Interests on the terms and conditions set forth in this Agreement applicable thereto. "Substantial Casualty" shall mean a Casualty resulting in damage to a Facility which will have the effect of rendering more than fifty percent (50%) of the beds located in such Facility unusable for a period exceeding twelve (12) months.

               (b) If prior to the Closing any Facility shall be subject to a Substantial Taking Seller shall promptly deliver written notice thereof to Purchaser. In such event, Purchaser shall have the option, by giving written notice to Seller within five (5) Business Days after Purchaser receives written notice of such taking either (i) to purchase all of the Acquired Subsidiary Interests notwithstanding such taking, in which event the provisions of Section 5.7(c) shall apply or (ii) to purchase all of the Acquired Subsidiary Interests other than the Related Acquired Subsidiary Interests of the Facility affected by such Substantial Taking (the "Excluded Interests"). If Purchaser shall make the election set forth in clause (ii) above, (a) the Closing shall take place as to all of the Acquired Subsidiary Interests other than the Excluded Interests, (b) Seller shall be entitled to the entire condemnation award payable by reason of such Substantial Taking, (c) the provisions of Section 2.2(b) shall be invoked and (d) this Agreement shall terminate with respect to the affected Acquired Subsidiary Interests, and neither party shall have any further obligations or liabilities hereunder with respect to the affected Acquired Subsidiary Interests except as otherwise expressly provided herein to the contrary. If Purchaser shall fail to deliver timely the aforesaid notice of termination with respect to the affected Acquired Subsidiary Interests, then Purchaser shall irrevocably be deemed to have elected to proceed to the Closing and to waive such termination right, in which event the provisions of Section 5.7(c) shall apply. "Substantial Taking" shall mean, with respect to any Facility, a Taking which shall have a Material Adverse Effect on the Facility, considered on a stand-alone basis.

               (c) Notwithstanding the foregoing, in the event of any Casualty or Taking that does not constitute a Substantial Casualty or a Substantial Taking, as the case may be, or if Purchaser shall, notwithstanding a Substantial Casualty or a Substantial Taking, elect or be deemed to have elected to proceed to Closing pursuant to clause (i) of Section 5.7(a) or clause (i) of Section 5.7(b), as the case may be, this Agreement and the obligations of Seller and Purchaser hereunder shall remain in full force and effect except that (i) Purchaser shall acquire the Acquired Subsidiary Interests notwithstanding such damage or taking and shall pay the full Purchase Price therefor and (ii) at the Closing (A) in the case of insurance proceeds, Seller shall credit against the Purchase Price the amount of any deductible under the applicable property insurance policy, and the applicable Acquired Subsidiary shall retain all rights to insurance proceeds or condemnation awards, as the case may be and (B) Seller shall pay over to Purchaser or the Acquired Subsidiary (or the Acquired Subsidiary shall retain) the amount of such proceeds or award, if any, received by the Acquired Subsidiary prior to the date of the Closing, and (iii) Seller shall not settle or compromise any claim for such proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Seller shall be entitled to receive or retain out of any such insurance proceeds or condemnation award (i) any amounts expended by the Seller or the Acquired Subsidiaries prior to the Closing to restore or protect the Facilities, and (ii) in the case of insurance proceeds, loss of rents by reason of the fire or other casualty suffered by any Acquired Subsidiary prior to the Closing, which entitlement shall survive the Closing.

          5.8 Seller Covenant Not to Compete.

               (a) Except as provided below, Seller agrees that for a period commencing on the Closing Date and ending two (2) years after Closing, neither it nor any of its subsidiaries shall, without the prior written consent of Purchaser, engage in the Business either directly or as a partner, owner, shareholder, member, operator or consultant of any Person in any location within a ten (10) mile radius of any of the Facilities.

               (b) Notwithstanding anything to the contrary in this Section 5.8, nothing in this Agreement shall prohibit Seller or its subsidiaries either directly or indirectly, separately or in association with others, from:

                    (i) owning five percent (5%) or less of the issued and outstanding securities of any Person which is engaged in the Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System;

                    (ii) acquiring any Person or business, provided, that if such Person or business derives revenues from activities that are prohibited under this Section 5.8 (the "Competitive Activities") at the time of such acquisition then such Person or business shall prior to the date which is twelve
(12) months from the closing of such acquisition, cease engaging in or dispose of the Competitive Activities that would be prohibited under this Section 5.8;

                    (iii) lending funds or foreclosing on any loan entered into in good faith and not for the purpose of evading the prohibitions set forth in this Section 5.8 with any Person engaged in Competitive Activities; or

                    (iv) advising any Person engaged in the business of lending or advancing funds to Persons engaged in Competitive Activities.

                                   ARTICLE VI
                             COVENANTS OF PURCHASER

          Purchaser covenants and agrees with Seller that:

          6.1 Confidentiality. Purchaser will use its commercially reasonable efforts to keep confidential and shall not divulge any information relating to the terms of this Agreement or any information relating to the business or financial efforts of Seller or the Acquired Subsidiaries (including, but not limited to, any financial statements, drawings, designs, customer or supplier lists or other information relating to Seller or the Acquired Subsidiaries received by Purchaser pursuant to Section 5.3) and shall not at any time use such information for the advantage of Purchaser or third parties or to the detriment of Seller or its officers and directors; provided, however, that the foregoing restriction shall not apply to any information which is or becomes (through no act or fault of Purchaser) a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority or disclosed pursuant to an order, subpoena or demand of any Governmental Authority or as is necessary to be disclosed to lenders, Governmental Authorities, representatives and third parties in order to consummate this transaction.

          6.2 Compliance with Laws. Purchaser shall comply in all material respects with all applicable laws, and with all applicable rules and regulations of all Governmental Authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          6.3 Employees.

          (a) Purchaser shall offer employment effective as of the Closing Date to substantially all Seller Employees, including any such employee who is absent immediately prior to the Closing Date due to vacation, holiday, layoff, authorized leave of absence, illness, injury or short-term or long-term disability, which employee shall be considered to be employed immediately prior to the Closing Date. Seller Employees who accept Purchaser's offer of employment shall be referred to herein as "Transferred Employees." Purchaser shall, for the period commencing on the Closing Date and ending twelve (12) months later, provide for each Transferred Employee, wages, other compensation and benefits of the types provided to such Transferred Employee immediately prior to the Closing Date that are substantially similar to the wages, other compensation and benefits provided to such Transferred Employee as in effect immediately prior to the Closing Date.

          (b) Purchaser shall be responsible for, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of the employment or termination of employment of Transferred Employees on or after the Closing Date.

          (c) Purchaser shall cause to be recognized for the purposes of participation, eligibility and vesting, the service of any Transferred Employee with Seller or any of its

Affiliates prior to the Closing Date under any employee benefit or welfare plan, program, policy or arrangement in which such Transferred Employee participates after the Closing Date.

          (d) Purchaser shall be responsible for satisfying obligations under
Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Transferred Employee (and eligible dependents) with respect to a "qualifying event" which occurs after the Closing.

          (e) From and after the Closing Date, Purchaser assumes responsibility for compliance with, as well as any liability which may exist or arise out of the Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, or any similar state law, on account of the termination of any Transferred Employee after the Closing.

          (f) Purchaser shall be responsible for all workers' compensation claims relating to any Transferred Employees if the incident or alleged incident giving rise to the claim occurred on or after the Closing Date, or if and to the extent that such claim is accrued on the Closing Net Assets Statement.

          6.4 Non-Solicitation of Employees. For a period of eighteen (18) months after the Closing Date, neither party shall directly or indirectly, without the prior written consent of the other party, solicit, employ or contract any employee of such other party or its Affiliates (but excluding, in the case of employees of Seller, any Facility Employee); provided; that, nothing shall prohibit a party from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at such persons through the use of media, advertisement, electronic job boards or other general, public solicitations.

          6.5 Preservation and Access to Records Post Closing. Purchaser, at its own expense, shall preserve and keep records held by it or the Acquired Subsidiaries relating to the Acquired Subsidiaries or the Facilities for a period of five (5) years from the Closing Date, or longer if required to do so under applicable federal or state law. Purchaser acknowledges that as a result of entering into this Agreement and operating the Facilities it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient records delivered to Purchaser at Closing at their current locations after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. Section 1395(v)(l)(l)), and the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations found at 45 CFR Sections 160, 162 and 164, as amended ("HIPAA")), and the requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated by Purchaser after Closing. Upon reasonable notice, during normal business hours, Purchaser, at Seller's expense, shall afford to representatives of Seller, including their counsel and accountants, full access to, and the right to make copies of, the records transferred to Purchaser at Closing to the extent that such records do not contain "Protected Health Information" as that term is defined by HIPAA. To the extent any original patient records are provided to Seller pursuant to this Section, Seller shall promptly return such records to Purchaser following their use by Seller.

          6.6 Operations Transfer Agreements. Purchaser shall take such actions at the direction of Seller as Seller shall reasonably request to enforce all rights under the Operations Transfer Agreements. Neither Purchaser nor any Acquired Subsidiary shall after the Closing compromise or settle any claim arising under any Operations Transfer Agreement without first notifying Purchaser at least ten (10) Business Days prior to entering into such compromise or settlement and shall refrain from effecting any compromise or settlement as to which Seller shall reasonably object on grounds that it would adversely affect Seller. In no event shall Purchaser or any Acquired Subsidiary settle or compromise any of the matters listed on Schedule 6.6 without Seller's prior written consent. Purchaser shall take all steps requested by Seller, at Seller's expense, to effect any settlement or compromise of the matters listed on
Schedule 6.6, and any such settlement or compromise shall be for the benefit of Seller and not for the benefit of Purchaser or any Acquired Subsidiary. Purchaser shall provide, or shall cause the Acquired Subsidiaries to provide, to Seller copies of any and all correspondence with Sun Healthcare Group, Inc. or its affiliates or representatives that relate in any mater to any Operations Transfer Agreement.

          6.7 Title Reports; Real Property Surveys; Liens Searches. Purchaser shall use its reasonable best efforts, as soon as practicable following the date hereof, (i) to obtain (and upon receipt provide to Seller copies of) reports on title for each of the Facilities issued by a nationally recognized title insurance company (collectively the "Title Reports"), (ii) to obtain (and upon receipt provide to Seller copies of) surveys of the Real Property ("Real Property Surveys"), and (iii) to conduct complete searches of Uniform Commercial Code filings with respect to each of the Acquired Subsidiaries and the Facilities (including searches in the state in which the chief executive office of each Acquired Subsidiary is located and in each applicable state and local jurisdiction in which any personal property, fixtures or other assets of the Acquired Subsidiaries are located or where a filing would otherwise need to be made in order to perfect a security interest in such assets) (collectively, the "Lien Searches") and provide copies of the results of such searches to Seller. If, for any reason whatsoever, Purchaser fails to obtain such Title Reports or Real Property Surveys or the results of such Lien Searches, all Liens or other matters as may have been disclosed thereon shall be deemed "Permitted Liens," except for such Liens or other matters which Purchaser and Seller mutually agree prior to June 3, 2004 shall be discharged or corrected by Seller prior to the Closing.

                                   ARTICLE VII
                         OTHER COVENANTS AND AGREEMENTS

          7.1 Property Condition and Licensing Matters.

               (a) Purchaser shall bear any and all costs and expenses associated with the satisfaction of or compliance with any conditions or requirements imposed by a Governmental Authority in connection with any change of ownership survey and/or re-licensing inspection, of any nature, undertaken or required in connection with this Agreement or the transactions contemplated hereby (a "Survey").

               (b) Seller and Purchaser agree to cooperate fully with each other and to use its reasonable best efforts in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or other actions that are or may be reasonable and necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary waivers, consents or approvals of any Governmental Authority in connection with any Survey, licensing or other Permit approval, and the making of all necessary registrations and filings; and (ii) the obtaining of all necessary consents, approvals or waivers from any Person other than Governmental Authorities.

          7.2 Publicity. The parties hereto agree that following the Closing (but in no event prior to the Closing), Purchaser may make a publicity release or announcement concerning this Agreement and the transactions contemplated hereby, such publicity release or announcement to be made after consultation with Seller and after using reasonable best efforts to take into account and reflect comments of Seller in any such public announcement.

          7.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, executing any additional instruments necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser agrees that, notwithstanding any assignment by Purchaser to Highmark Healthcare, LLC of Purchaser's obligations under Section 7.1(b) permitted under Section 13.5, Purchaser agrees to cooperate fully with Seller and Highmark Healthcare, LLC and to use its reasonable best efforts in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or other actions which a Governmental Authority requires of Purchaser, or which may be reasonable and necessary, proper or advisable for Purchaser to take to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          7.4 Regulatory and Other Authorizations; Consents.

               (a) Each of the parties hereto shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or Order or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents, licenses, certifications, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including those set forth on Schedule 3.2(b), Schedule 3.6, Schedule 4.2(b) and Schedule 4.2(c), and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law or Order, including any applicable securities and antitrust Law (including, without limitation, filings under the HSR Act). Simultaneous with the execution of this Agreement, Purchaser shall deliver to Seller a certificate in the form attached as Exhibit C to this Agreement executed by a duly authorized officer of Purchaser.

               (b) The parties hereto shall cooperate and consult with each other in connection with the making of all such filings and notices, provided, however, that no party shall be required to provide the other party hereto with any copies of any such filing or notice to the extent it includes proprietary or confidential information. The parties shall use commercially reasonable efforts to make or cause to be made any filings pursuant to the HSR Act not later than May 27, 2004 and Purchaser shall use commercially reasonable efforts to make or cause to be made (i) the initial filings and applications with respect to the filings and consents, approvals or authorizations set forth on Schedule 9.2, which initial filings and applications shall include all information required by applicable Law, as soon as reasonably practicable after the date hereof but in no event later than June 4, 2004, and (ii) any other filings and applications with respect to the consents, approvals or authorizations forth on Schedule 4.2(c) (but excluding the initial filings and applications with respect to the consents, approvals and authorizations set forth on Schedule 9.2), as soon as commercially practicable after the date hereof. Seller shall use good faith efforts to assist Purchaser, at Purchaser's expense, in obtaining the consents, approvals and authorizations set forth on Schedule 4.2(c). Purchaser shall not request or cause to be requested any early termination of the applicable waiting period under the HSR Act. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of transactions contemplated in this Agreement at the behest of any Governmental Authority without notifying the other party to this Agreement. Each party shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any of its Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, and after consultation with the other party, an appropriate response in compliance with such request. Each party will advise the other party promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Section 7.4, Purchaser shall provide Seller with copies of all applications, filings or other correspondence as and when made by Purchaser in respect of the consents approvals, authorizations and filings set forth on Schedule 4.2(c).

               (c) In furtherance and not in limitation of the foregoing, each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Law or Order of any Governmental Authority.

               (d) To the extent required, Seller shall cooperate with Purchaser, before and after the Closing, in regards to the assignment of Medicare and/or Medicaid provider numbers and agreements, or in respect to any application by Purchaser for participation in the Medicare and Medicaid programs or in respect to the licensure of the Facilities.

               (e) Seller shall comply with the notice and other provisions of
Section 5(B) of the Marlton Ground Lease.

          7.5 Notice of Change of Ownership. As soon as practicable after the Closing, Purchaser shall provide notices, in form reasonably acceptable to Seller, to tenants and residents, vendors and employees regarding the transfer of ownership of the Facilities from Purchaser.

          7.6 Transfer Taxes. Purchaser agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement, and Seller and Purchaser agree to cooperate in jointly filing all required change of ownership and similar statements.

          7.7 Amendment of Schedules. From the date hereof until the Closing Date, Purchaser, on the one hand, and Seller on the other hand, shall promptly advise the other party in writing of any additions or changes to any Schedule to this Agreement to reflect any deficiencies or inaccuracies in such Schedule of which such party becomes aware (whether relating to deficiencies or inaccuracies existing on the date of this Agreement or arising thereafter); provided, however, that the delivery of any amendment to a Schedule pursuant to this
Section 7.7 shall not limit or otherwise affect Purchaser's right not to consummate the transactions contemplated by this Agreement if the matters referred to in such amendment would cause any of the conditions to Purchaser's obligations not to be fulfilled; and, provided, further, that if Seller delivers an amendment to any Schedule whether or not required by this Section 7.7 and the Closing occurs, Purchaser shall be deemed to have waived all of its rights against Seller with respect to such amendment and the matters set forth therein and effective as of the Closing, this Agreement shall be deemed amended to effect such waiver.

          7.8 Certain Transition Matters.

               (a) Effective as of the Closing Date, and for the sole purpose of assisting Purchaser to effect an orderly transition of the Facilities thereafter, Seller hereby grants to Purchaser and the Acquired Subsidiaries the right to continue to operate and use the computer hardware and software indicated by footnote on Schedule 2.9 (such computer hardware and software, collectively, the "Transition Equipment") for a period not to exceed ninety (90) days following the Closing Date in respect of the applicable Facility (the "Transition Term")

               (b) Purchaser shall pay to THCI or its Affiliates the fees and expenses payable by THCI or its Affiliates during the period of use by Purchaser and the Acquired Subsidiaries in respect of the Transition Equipment (the "Equipment Fees"). The Equipment Fees shall be payable promptly upon presentation by Seller to Purchaser of a statement therefore by wire transfer of immediately available funds to an account to be designated by THCI. Any costs and expenses associated with the operation of the Transition Equipment (in addition to the Equipment Fees), including any costs and expenses in respect of repairs or maintenance, shall be the sole responsibility of Purchaser and the Acquired Subsidiaries.

               (c) Purchaser may terminate its use of the Transition Equipment prior to the end of the Transition Term upon five (5) days written notice to THCI, whereupon Purchaser shall promptly pay to THCI any accrued but unpaid Equipment Fees. Upon termination of the Transition Term, Purchaser, at Purchaser's sole risk and expense, shall promptly cause the Transition Equipment to be removed from the Facilities and returned to THCI or its designee.

               (d) Seller shall have no obligation to provide any Transition Equipment under this Section 7.8 if the provision of such Transition Equipment would render Seller in breach of any third party agreement, including any third party software agreement, provided that, at such time Seller and Purchaser shall work together in good faith to arrange for the provision of Transition Equipment through alternate means, any expenses associated with the provision of Transition Equipment through such alternate means to be borne by Purchaser.

               (e) Seller shall have no liability to Purchaser for any Losses which Purchaser, any Acquired Subsidiary, or any parent, subsidiary, Affiliate, stockholder, partner, director, employee or agent of Purchaser or an Acquired Subsidiary, may at any time suffer or incur, or become subject to, as a result of or in connection with the transactions contemplated by this Section 7.8. Purchaser acknowledges and agrees that Seller makes no representations or warranties of any nature with respect to the Transition Equipment, including any implied warranties, and, without limiting the generality of the foregoing, Seller hereby disclaims all implied warranties of merchantability and fitness for a particular purpose.

               (f) Following the Closing Date, at Purchaser's reasonable request, Seller shall use good faith efforts to assist Purchaser and the Acquired Subsidiaries, at Purchaser's expense, to replace those services provided under the agreements indicated by footnote on Schedule 2.9.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

          8.1 Survival; Exclusivity of Representations.

               (a) Subject to the terms and conditions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing and remain in full force and effect until the first anniversary of the Closing Date, and, if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof regardless of when such claim is ultimately adjudicated or liquidated; provided, however, that the following representations and warranties shall survive and remain in full force and effect for the period indicated:

                    (i) Section 3.8 (Environmental Laws), three (3) years;

                    (ii) Section 3.9 (Compliance with Law), eighteen (18) months;

                    (iii) Section 3.12 (Employee Benefit Plans; Employee Relationships), as to matters relating to compliance with ERISA, three (3) years;

                    (iv) Section 3.13 (Accreditation; Medicare and Medicaid; Third Party Payors), three (3) years;

                    (v) Section 3.15 (Tax Matters), until thirty (30) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

                    (vi) Section 3.1 (Organization and Authority of Seller), until any claims based on such Section are banned by statutes of limitation; and

                    (vii) Section 3.16(a) and Section 3.16(b), until the
Closing.

          The covenants and agreements of the parties contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely; provided, however, that the parties agree that the covenants and agreements of Seller contained in Section 7.4(e) shall survive the execution and delivery of this Agreement and the Closing and remain in full force and effect until, and Purchaser's right to indemnification for any breach thereof shall terminate upon, the first anniversary of the Closing Date. Notwithstanding the foregoing, as long as an Indemnified Party (as hereinafter defined) asserts a claim in a written notice to the Indemnifying Party (as hereinafter defined) prior to the expiration of the applicable survival period as set forth in this Section 8.1, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Article VIII with respect to such claim regardless of when such claim is ultimately adjudicated or liquidated.

          8.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 8.3, Section 8.4, or Section
8.5 hereof is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

          8.3 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and any parent, subsidiary, Affiliate, stockholder, partner, director, officer, employee or agent of Purchaser (collectively, "Purchaser Indemnified Parties") from and against, and pay on behalf of or reimburse such party in respect of, any and all losses, damages, costs, expenses, liabilities, obligations and claims (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Losses") which Purchaser Indemnified Parties at any time suffer or incur, or become subject to, as a result of or in connection with:

               (a) any breach of any representation, warranty, covenant or agreement made by Seller under this Agreement or any certificate, agreement or other instrument delivered by Seller pursuant to this Agreement;

               (b) any fees, expenses or other payments incurred or owed by the Seller to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; and

               (c) any obligations or liabilities of any Acquired Subsidiary relating to the receipt by an Acquired Subsidiary of any overpayment made to such Acquired Subsidiary under any Government Program in connection with its ownership or operation of the Facilities, including but not limited to Medicare Obligations or Medicaid Obligations, during the period beginning on the OTA Effective Date and ending as of the Closing (it being understood and agreed by Purchaser that Seller shall have no liability whatsoever in respect of any such obligations or liabilities relating to overpayments made to any prior operator of a Facility or the Facilities or otherwise in connection with the Facilities prior to the OTA Effective Date and that Purchaser's sole remedy with respect to such obligations or liabilities shall be against the prior operator of the applicable Facility or Facilities under the applicable Operations Transfer Agreement).

          Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that if Purchaser has knowledge of a breach or any inaccuracy of any such representation or warranty of Seller or of the existence of any facts or circumstances that would result in the breach of or inaccuracy in any such representation or warranty and Purchaser proceeds with the Closing, Purchaser shall be deemed to have waived and released any claim for indemnification with respect thereto.

          8.4 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, and any parent, subsidiary, Affiliate, stockholder, partner, director, officer, employee or agent of Seller (collectively, "Seller Indemnified Parties") from and against, pay on behalf of or reimburse such party in respect of, any and all Losses, which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (a) any breach of any representation, warranty, covenant or agreement made by Purchaser under this Agreement or any certificate, agreement or other instrument delivered by Purchaser pursuant to this Agreement;

               (b) any fees, expenses or other payments incurred or owed by the Purchaser to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

               (c) the use, operation or care by Purchaser or any Acquired Subsidiary of the Transition Equipment following the Closing, including any damage to such Transition Equipment (however caused) occurring during the Transition Term or upon the removal of such Transition Equipment from the Facilities or its return to THCI pursuant to Section 7.8.

Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that if Seller has knowledge of a breach or any inaccuracy of any such representation or warranty of Purchaser or of the existence of any facts or circumstances that would result in the breach of or inaccuracy in any such representation or warranty and Seller proceeds with the Closing, Seller shall be deemed to have waived and released any claim for indemnification with respect thereto.

          8.5 Notification and Defense of Claims.

               (a) A party entitled to be indemnified pursuant to Section 8.3 or
Section 8.4 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand; provided, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the indemnified Party is prejudiced by the delay.

               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 8.5(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party (a "Third Party Claim"), the Indemnifying Party shall have the obligation to either (i) pay such claim or demand, or (ii) employ counsel reasonably satisfactory to the Indemnified Party to defend any such Third Party Claim asserted against the Indemnified Party. After the Indemnifying Party has given notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article VIII for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Party shall have the right to employ counsel to represent it if (w) the Indemnifying Party is not diligently prosecuting the defense of such Third Party Claim, (x) such Third Party Claim involves remedies other than monetary damages and such remedies, in the Indemnified Party's reasonable judgment, could have a material adverse effect on such Indemnified Party, (y) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Indemnifying Party or (z) a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, and in any such event the necessary and reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 8.5(a) of its election to defend any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand.

               (c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.5(b) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnifying Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnifying Party or any Affiliate of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnified Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

          8.6 Calculation of Indemnity Payments. The amount of any Losses for which indemnification is provided under this Article VIII shall be (a) increased to take account of any net Tax cost actually incurred or expected to be incurred by the indemnified party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized or expected to be incurred by the indemnified party arising from the incurrence of the Loss that gave rise to such indemnity claim.

          8.7 Tax Treatment of Indemnification. Unless otherwise required by Law, for all Tax purposes the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

          8.8 Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall not be obligated to indemnify Purchaser Indemnified Parties for any Losses pursuant to this Article VIII unless and until the dollar amount of all such Losses in the aggregate exceed $1,500,000 (the "Basket Amount"), in which case Seller will be obligated to indemnify the Purchaser Indemnified Parties for Losses in excess of the Basket Amount. In no event shall the aggregate indemnification obligations of Seller pursuant to Section 8.3 exceed $45,000,000 (the "Cap Amount"). If less than all of the Acquired Subsidiaries have been transferred as of the last day upon which any Acquired Subsidiary may be transferred under this Agreement, each of the Basket Amount and the Cap Amount shall be adjusted such that the Basket Amount and the Cap Amount equal the respective amounts obtained by multiplying each of the Basket Amount and the Cap Amount by a fraction, the numerator of which is the Allocated Price of the Acquired Subsidiaries transferred as of the last day upon which any Acquired Subsidiary may be transferred under the Agreement, and the denominator of which is $150,000,000. For purposes of computing any Loss under this Article VIII with respect to any representation, warranty, covenant or agreement that is qualified as to materiality or Material Adverse Effect, the amount of the Loss shall be the entire Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such Loss in excess of the amount that constitutes a material Loss or in excess of an amount that constitutes a Material Adverse Effect; it being understood and agreed that, notwithstanding the foregoing, the Basket Amount shall continue to remain applicable. Notwithstanding the foregoing, Seller agrees that any indemnification of Purchaser Indemnified Parties by Seller under
Section 8.3(a) for Losses resulting from a breach by Seller of the covenants and agreements of Seller set forth in Section 7.4(e) shall not be subject to either of the Basket Amount or the Cap Amount, and that Seller shall indemnify Purchaser for the full amount of any such Losses in accordance with the provisions of this Article VIII (Seller agreeing that any indemnification obligations of Seller in respect of such Losses shall not be included in, or count towards, any calculation for purposes of determining if the Cap Amount has been reached).

          8.9 Nature of Damages. An Indemnifying Party shall not be liable for any consequential, indirect or punitive damages for any misrepresentation or breach of any provision of or any other matter arising pursuant to this Agreement; provided, however, that the foregoing limitation shall not apply or pertain to any consequential, indirect or punitive damages paid by an Indemnified Party by reason of a Third Party Claim.

          8.10 Exclusive Remedies. The remedies provided for in this Article VIII shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, successors and assigns for the matters covered hereby; provided, however, that the foregoing shall not pertain or apply to claims for willful breach of this Agreement prior to the Closing pursuant to Section 12.2(b) or the breach or violation of any post closing covenant set forth in Sections 5.8, 6.3, 6.4, 6.5, 7.2, 7.3 or 7.7 by any party; and, provided, further, that nothing herein is intended to waive any equitable remedies to which a party may be entitled or relieve any party from any liability for fraud or criminal conduct. Effective as of the Closing, the Acquired Subsidiaries shall release the Seller and its Affiliates, officers, directors and employees (other than those who are to continue in the employ or as an officer or director of the Acquired Subsidiaries) and Seller shall release each of the Acquired Subsidiaries and their respective Affiliates, officers, directors and employees for any and all claims; provided, that nothing in this sentence shall restrict the rights of the parties as set forth in or arising out of this Agreement or any of the transactions contemplated hereby or thereby.

          8.11 No Double Recovery. If any party or its Affiliate has been indemnified or reimbursed for all or a portion of Losses under any provision of this Agreement other than Section 8.3 or 8.4 (but including Sections 2.3(b) or 2.8), then the amount of Losses under Section 8.3 or 8.4 shall be reduced by the amount so indemnified or reimbursed under such other section it being understood that the adjustments in Section 2.3(b) and 2.8 are intended to be the sole remedy for the matters governed thereby. Furthermore, in the event any damages related to an indemnification claim by an indemnified party are covered by insurance in favor of such party or a subsidiary of such party, the indemnified party shall seek recovery under such insurance, in which case the indemnified party shall not be entitled to recover from the indemnifying party (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent, and only to the extent, of the amount by which the insurance payment in fact recovered by the indemnified party in respect of such indemnification claim exceeds all costs and expenses incurred in connection with such recovery and any efforts relating thereto.

          8.12 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, the indemnified party and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

                                   ARTICLE IX
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Purchaser or as otherwise provided herein:

          9.1 Representations and Warranties; Covenants. The representations and warranties of Seller herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct except as would not have a Material Adverse Effect, in each case, on and as of the Closing Date, with the same effect as though made on the Closing Date except to the extent the same specifically relate to the date hereof or another specified date, and except for changes as permitted or contemplated by this Agreement. Seller shall have materially performed and complied with all covenants required by this Agreement to be performed and complied with by Seller on or prior to the Closing Date. Purchaser shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer thereof, certifying that the conditions set forth in this Section 9.1 have been complied with or performed.

          9.2 Consents and Approvals. The consents, approvals and authorizations set forth on Schedule 9.2 shall have been obtained, and the filings and notification set forth on Schedule 9.2 shall have been made. Purchaser shall have received evidence, reasonably acceptable to Purchaser, that any Liens described on Schedule l.1(d), and any other Liens which Purchaser and Seller may mutually agree pursuant to Section 6.7 shall be eliminated by Seller prior to Closing, have been eliminated. For purposes of this Section 9.2, Purchaser agrees that the Lessor shall be deemed to have waived its rights under the Lessor Option, and the consent with respect to the Lessor Option shall be deemed to have been obtained, if, following delivery by Seller to the Lessor of written notice offering the Lessor the opportunity to exercise the Lessor Option with respect to only the Marlton Facility, which offer shall be made in accordance with the terms of the Marlton Ground Lease and which shall include a proposed purchase price for the Marlton Facility equal to the Allocated Price of the Marlton Facility, either (i) Lessor executes and delivers to Seller written notice that Lessor has expressly waived its rights under the Lessor Option, or
(ii) Lessor shall fail to give to Seller written notice of its acceptance of such offer in accordance with, and within the thirty (30) day time period set forth in, Section 5(B) of the Marlton Ground Lease, and Lessor shall not have delivered to Seller written notice of its rejection of, or objection to, such offer.

          9.3 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

          9.4 HSR Act. Any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          9.5 Closing Deliveries. Seller shall have delivered to Purchaser the items set forth in Section 11.1.

          9.6 Material Adverse Effect. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect.

          9.7 Good Standing Certificates. Seller shall have delivered to Purchaser copies of the certificates of good standing of Seller and each of the Acquired Subsidiaries issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's incorporation or formation.

          9.8 Due Diligence; Board Approval. Purchaser shall not have terminated this Agreement in accordance with Section 12.1(e).

                                    ARTICLE X
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

          10.1 Representations and Warranties; Covenants. The representations and warranties of Purchaser herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same effect as though made on the Closing Date, except to the extent the same specifically relate to the date hereof or another specified date, which representations and warranties need only be true and correct as aforesaid as of such other date. Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied with by Purchaser prior to the Closing Date. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer thereof, certifying that the conditions specified in this
Section 10.1 have been complied with or performed.

          10.2 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

          10.3 HSR Act. Any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement (including any admissions thereof by reason of a request for additional information) shall have expired or been terminated.

          10.4 Consents and Approvals. The consents, approvals and authorizations set forth on Schedule 3.2(b), Schedule 3.6, Schedule 4.2(b) and
Schedule 9.2 shall have been obtained and the filings and notifications set forth on Schedule 4.2(c) shall have been made; provided, however, that if Virtua-West Jersey Health System, as lessor under the Marlton

Ground Lease (as defined in Schedule 3.16(a)) (the "Lessor"), shall either (A) have exercised, prior to the Closing, the Lessor's option (the "Lessor Option") under Section 5(B) of the Marlton Ground Lease with regard to the lessee's interest in the Marlton Ground Lease in accordance with the terms thereof, or
(B) have failed to deliver to Seller written notice that Lessor is exercising its rights under the Lessor Option, then Seller shall have the option, exercisable in its sole discretion, to either (i) proceed with the Closing with respect to the Acquired Subsidiary Interests that are not Marlton Facility Related Acquired Subsidiary Interests (to the extent the conditions set forth in this Article X have been satisfied or waived by Seller with respect to such Acquired Subsidiary Interests) and suspend Purchaser's rights and obligations to purchase the Marlton Facility Related Acquired Subsidiary Interests until (x) such time as the Lessor consummates the purchase of the Marlton Facility pursuant to such Lessor Option (in which event neither Purchaser nor Seller shall be under any further obligation under this Agreement with respect to the purchase and sale of such Marlton Facility Related Acquired Subsidiary Interests) or (y) such time as Lessor abandons its rights under such Lessor Option or the Lessor's rights thereunder are otherwise terminated and Purchaser shall have received evidence, reasonably satisfactory to Purchaser, of such abandonment or termination (in which event the parties shall proceed to the Closing with respect to such Marlton Facility Related Acquired Subsidiary Interests); (ii) elect to terminate this Agreement with respect to all of the Acquired Subsidiary Interests, in which event Seller agrees to reimburse Purchaser (including Highmark Healthcare, LLC) for its reasonable third party costs and expenses (including legal fees) incurred in connection with the transactions contemplated under this Agreement since May 10, 2004 upon receipt by Seller from Purchaser and Highmark Healthcare, LLC of a statement setting forth in reasonable detail the nature of all such costs and expenses, the reimbursement of such costs and expenses not to exceed $500,000 in the aggregate; or (iii) in the event Lessor shall have failed to deliver notice to Seller that Lessor is exercising the Lessor Option as set forth in clause (B) above, proceed with the Closing with respect to the Acquired Subsidiary Interests (including the Marlton Facility Related Acquired Subsidiary Interests) (to the extent the conditions set forth in this Article X have been satisfied or waived by Seller with respect to such Acquired Subsidiary Interests).

          10.5 Closing Deliveries; Purchase Price. Purchaser shall have delivered to Seller the items set forth in Section 11.2 and the Purchase Price shall have been paid in full.

                                   ARTICLE XI
                                     CLOSING

          11.1 Closing Deliveries By Seller. Seller shall deliver to Purchaser on the Closing Date:

               (a) duly executed assignments of the Acquired Subsidiary Interests in form reasonably and mutually agreed to by Seller and Purchaser;

               (b) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation the Purchase Price, all prorations, and the allocation of costs specified herein;

               (c) the bring-down certificate required to be delivered by Seller pursuant to Section 9.1;

               (d) a certificate stating that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall comply with the requirements of Treasury Regulations Section 1.445-2(b)(2);

               (e) documents, in form reasonably and mutually agreed to by Seller and Purchaser, terminating the agreements set forth on Schedule 5.6: and

               (f) resignations of all persons who are directors or officers of the Acquired Subsidiaries from their positions as officers and/or directors of the Acquired Subsidiaries, as applicable, effective upon the Closing, except for such persons set forth on a schedule to be provided by Purchaser to Seller no later than five (5) Business Days prior to Closing;

               (g) a legal opinion of counsel to Seller and the Acquired Subsidiaries, in customary form, respecting the due formation, valid existence and good standing in the jurisdiction of formation of each Seller and any Acquired Subsidiary, the company power and authority of each Seller, due execution and delivery of this Agreement by each Seller, and the valid, binding and enforceable nature of this Agreement; and

               (h) the Tenant Estoppel Certificate (if necessary) in form and substance satisfactory to Purchaser.

          11.2 Closing Deliveries By Purchaser. Purchaser shall deliver on the Closing Date:

               (a) to the Seller, the Purchase Price, as provided for herein;
and

               (b) to the Seller, the bring-down certificate required to be delivered by Purchaser pursuant to Section 10.1.

          11.3 Patient Funds; Advance Payments.

               (a) At the Closing, subject to adjustment within thirty (30) days following the Closing, Seller shall provide Purchaser with an accounting of all funds belonging to patients at the Facilities which are held by Seller in a custodial capacity and an accounting of all advance payments received by it pertaining to patients at the Facilities. Such accounting will set forth the names of the patients for whom such funds are held, the amounts held on behalf of each patient, and shall be true, correct, and complete as of the Closing Date, subject to adjustment during the thirty (30) day period referenced above.

               (b) At the Closing, subject to adjustment within thirty (30) days following the Closing, Seller shall transfer such funds to a bank account designated by Purchaser and Purchaser shall acknowledge in writing receipt of such funds and expressly assume all of Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at and as of Closing, Seller will be relieved of all fiduciary and custodial obligations with respect to such funds, and Purchaser will assume all such obligations and be directly accountable to the patients with respect thereto.

          11.4 Expenses.

               (a) Seller shall pay any fee, cost, charge or expense incurred by Seller in connection with the negotiation, examination and consummation of this Agreement and the transactions contemplated hereby.

               (b) Purchaser shall pay:

                    (i) Any fee, cost, charge or expense incurred by Seller or Purchaser in obtaining any third party consents, approvals or authorizations required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, except for any fee, cost, charge or expense incurred by Seller in connection with (x) obtaining the consents listed on
Schedule 3.2(b) or indicated by footnote on Schedule 3.6, (y) the elimination of any Liens set forth on Schedule 1.1(d). or (z) as otherwise provided herein;

                    (ii) Any fee, cost, charge or expense incurred by Purchaser in connection with the negotiation, examination and consummation of this Agreement and the transactions hereby, other than as expressly set forth herein; and

                    (iii) All fees and costs relating to the HSR Act.

                                   ARTICLE XII
                      TERMINATION AND ABANDONMENT; REMEDIES

          12.1 Method of Termination. This Agreement may be terminated with respect to any and all Acquired Subsidiaries not theretofore transferred and the transactions herein contemplated may be abandoned with respect to any and all Acquired Subsidiaries not theretofore transferred at any time on or before the
Closing:

               (a) by mutual written consent of each of the parties hereto;

               (b) by Seller or Purchaser, if the Closing with respect to all Acquired Subsidiaries shall not have occurred prior to the close of business on August 1, 2004 ("Termination Date'"), provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure (or whose permitted assignee's failure) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing with respect to any Acquired Subsidiaries; and, provided further, that (i) if as of the Termination Date, all of the conditions to the parties' obligations to close set forth in Article IX and Article X (other than the conditions set forth in Sections 9.2, 9.4, 10.3 or 10.4) have been satisfied (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date may be extended by either party upon written notice to the other party for a period of thirty (30) days, and (ii) if upon the expiration of such initial thirty (30) day period, the conditions set forth in Sections 9.2, 9.4, 10.3 and 10.4 still have not been satisfied, the Termination Date may be extended by either party upon written notice to the other party for one (1) additional thirty (30) day period, and
(iii) if upon the expiration of
such second thirty (30) day period, the conditions set forth in Sections 9.2 and
10.4 have not been satisfied with respect to one or both of the Selected Properties, the Termination Date may be extended by Seller at Seller's sole option (exercisable in Seller's sole discretion) with respect to either or both of the Selected Properties upon written notice to Purchaser for up to three (3) additional consecutive thirty (30) day periods;

               (c) by Purchaser, provided Purchaser (or Purchaser's permitted assignee) is not then in material breach of this Agreement, if Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement which breach would render unsatisfied any condition contained in Article IX, and such breach remains uncured for more than ten (10) days after Seller's receipt of written notice thereof from Purchaser specifying in reasonable detail the nature of such breach;

               (d) by Seller, provided Seller is not then in material breach of this Agreement, if Purchaser has breached or, in the case of any provisions of this Agreement assigned to Highmark Healthcare, LLC in accordance with Section 13.5, Highmark Healthcare, LLC has breached, in any material respect any representation, warranty, covenant or agreement contained in this Agreement which breach would render unsatisfied any condition contained in Article X, and such breach remains uncured for more than ten (10) days after Purchaser's receipt of written notice thereof from Seller specifying in reasonable detail the nature of such breach;

               (e) by Purchaser, upon written notice delivered to Seller no later than 5:00 P.M on June 3, 2004, that (i) Purchaser is not satisfied in its sole discretion with the results of its due diligence investigation of the Acquired Subsidiaries and the respective assets and operations of the Acquired Subsidiaries or (ii) the Board of Directors of Medical Properties Trust, Inc. has not approved and ratified the transactions contemplated under this Agreement;

               (f) by Seller, if for any reason Purchaser shall not have made or caused to be made, on or prior to May 27, 2004, any filings pursuant to the HSR Act required to be made by Purchaser under this Agreement; or

               (g) by Seller, pursuant to clause (ii) of Section 10.4.

          12.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement shall terminate (subject to the provisions of this Section 12.2) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) each of the parties will redeliver all documents and other material of any other party relating to the transactions contemplated hereby to the party furnishing the same, whether obtained before or after the execution hereof; and

               (b) this Agreement shall become null and void and have no further force or effect, and no party hereto shall have any liability or further obligation to any other party to this Agreement other than under the provisions of Sections 5.2(b), 5.3, 6.1, 7.2, 10.4(ii)

(as it relates to the reimbursement by Seller of Purchaser's expenses), 11.4, this Section 12.2 and Article XIII hereof which shall survive any termination of this Agreement, provided, however, that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Article IX and Article X resulting from the willful breach or violation of this Agreement by the other party to this Agreement and such other party's right to pursue all legal remedies in respect of such willful or violation shall survive such termination unimpaired.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

          13.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto.

          13.2 Waiver of Compliance; Consent. Any failure of a Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by Purchaser or Seller, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

          13.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) Business Day after mailing, if mailed):

               (a)  If to Seller, to:

                    THCI Company, LLC
                    c/o Care Realty, LLC
                    411 Hackensack Avenue
                    7th Floor
                    Hackensack, NJ 07601
                    Attention: General Counsel
                    with a copy (which shall not constitute notice) to:

                    Paul, Weiss, Rifkind, Wharton &
                    Garrison LLP
                    1285 Avenue of the Americas
                    New York, NY 10019-6064

                    Attention: Carl L. Reisner, Esq.
                    Facsimile: (212) 757-3990

               (b)  If to Purchaser, to:

                    MPT Operating Partnership, L.P.
                    1000 Urban Center Drive, Suite 501
                    Birmingham, AL 35242
                    Attention: Edward K. Aldag, Jr.

                    with copies (which shall not constitute notice) to:

                    Baker, Donelson, Bearman, Caldwell & Berkowitz, PC SouthTrust Tower
                    420 N. 20th Street, Suite 1600
                    Birmingham, AL 35203
                    Attn: Thomas O. Kolb, Esq.
                    Facsimile: (205) 322-8007

                    and

                    Highmark Healthcare, LLC
                    4550 Lena Drive
                    Mechanicsburg, PA 17055
                    Attention: Brad E. Hollinger
                    Facsimile: (717)591-5710

                    and

                    Deborah Myers Welsh
                    2850 Ford Farm Road
                    Mechanicsburg, PA 17055
                    Facsimile: (717)796-0361

or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this section.

          13.4 Attorney's Fees. In the event any action, proceeding or suit is brought by a party hereto to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any such action, proceeding or suit.

          13.5 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by Purchaser without the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion; provided, however, that Purchaser shall have the right to (i) assign this Agreement to a wholly-owned subsidiary of Purchaser without relieving Purchaser of any of its obligations under this Agreement as a result of such assignment and
(ii) assign Purchaser's rights to purchase certain of the entities noted on Schedule l.l(a) to Highmark Healthcare, LLC by executing, simultaneous with the execution of this Agreement, an Assignment and Assumption Agreement in the form attached as Exhibit B whereupon Purchaser shall remain obligated hereby notwithstanding such assignment, provided, that, Purchaser shall be released from its obligations under Sections 6.3, 6.4, 6.5 (as it relates to records other than records that relate to the Real Property), 6.6, 7.1(b) (to the extent the obligations of Purchaser under Section 7.1(b) are duplicative of the obligations of Purchaser under Section 7.4), 7.4, 7.5, 7.8, 8.4(c) and 11.3 from and after the date of such assignment and Seller shall enforce its rights under such sections directly against Highmark Healthcare, LLC pursuant to such Assignment and Assumption Agreement and Seller may also enforce its rights under such sections pursuant to Section 2.4; and, provided, further, that notwithstanding any such assignment by Purchaser to Highmark Healthcare, LLC, Purchaser agrees to use its good faith efforts without material monetary outlay to cause Highmark Healthcare, LLC, or any successor tenant or tenants, to comply with the obligations of Purchaser contained in Sections 6.3, 6.4, 6.5 (as it relates to records other than records that relate to the Real Property), 6.6, 7.1(b) (to the extent the obligations of Purchaser under Section 7.1(b) are duplicative of the obligations of Purchaser under Section 7.4), 7.4, 7.5, 7.8, 8.4(c) and 11.3.

          13.6 Governing Law. This Agreement shall be governed by the laws of the State of New York as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

          13.7 Jurisdiction. Each party hereto consents to the jurisdiction of the courts of the State of New York, New York County, if it can acquire jurisdiction, in the United States District Court for the Southern District of New York as to claims arising under or brought in connection with this Agreement and the transactions contemplated herein.

          13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.9 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          13.10 Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

          13.11 No Third-Party Beneficiaries. Except with respect to any Purchaser Indemnified Parties or Seller Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Highmark Healthcare, LLC shall be deemed to be a third party beneficiary of this Agreement from and after the Closing with respect to, and shall have the right to enforce the rights of Purchaser under, Sections 6.3, 6.4, 6.5 (as it relates to records other than records that relate to the Real Property), 6.6, 7.4, 7.5, 7.8, 8.4(c) and 11.3, to the extent such provisions have been assigned by Purchaser to Highmark Healthcare, LLC in accordance with Section 13.5.

          13.12 THCI as Representative of THCI California and Mortgage LLC for Certain Purposes. For purposes of convenience only, THCI California and Mortgage LLC hereby appoint THCI their representative and agent for purposes of Sections 2.4, 2.5, 2.6, 2.7, 2.8 and 7.8. Each of THCI, THCI California and Mortgage LLC agree that any action taken by THCI under such Sections shall be deemed to be taken on behalf of and for the benefit of THCI, THCI California and Mortgage LLC.

          13.13 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, together with the Seller Documents and the Purchaser Documents, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter.

          13.14 Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

          13.15 Time of Essence. The parties agree that with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                            (Signature page follows)

          IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                  MPT OPERATING PARTNERSHIP, L.P.


                                  By: /s/ Edward K. Aldas Jr.
                                      ------------------------------------------
                                      Name: Edward K. Aldas Jr.
                                      Title: Chairman, President, CEO


                                  THCI COMPANY, LLC

                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THCI OF CALIFORNIA, LLC

                                  By: THCI Company, LLC, its sole member
                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THCI MORTGAGE HOLDING COMPANY LLC

                                  By: THCI Company, LLC, its sole member
                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

          IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                  MPT OPERATING PARTNERSHIP, L.P.


                                  By:
                                      -----------------------------------------,
                                      Name:
                                      Title:


                                  THCI COMPANY, LLC

                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc. its Asset Manager


                                  By: /s/ Warren Cole
                                      ------------------------------------------
                                      Name: Warren Cole
                                      Title: Executive Vice President and
                                             Chief Operating Officer


                                  THCI OF CALIFORNIA, LLC

                                  By: THCI Company, LLC, its sole member
                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By: /s/ Warren Cole
                                      ------------------------------------------
                                      Name: Warren Cole
                                      Title: Executive Vice President and
                                             Chief Operating Officer


                                  THCI MORTGAGE HOLDING COMPANY LLC

                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By: /s/ Warren Cole
                                      ------------------------------------------
                                      Name: Warren Cole
                                      Title: Executive Vice President and
                                             Chief Operating Officer

                                  THCI OF MASSACHUSETTS, LLC

                                  By: THCI Company, LLC, its sole member
                                  By: THCI Holding Company, LLC, its sole member
                                  By: Care Realty, LLC, its sole member
                                  By: Care Ventures, Inc., its Asset Manager


                                  By: /s/ Warren Cole
                                      ------------------------------------------
                                      Name: Warren Cole
                                      Title: Executive Vice President and
                                             Chief Operating Officer